UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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The GEO Group, Inc.
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621 NW 53rd Street, Suite 700
Boca Raton, Florida 33487
Telephone: (561) 893-0101

March 24, 2010

Dear Shareholder:

You are cordially invited to attend the 2010 annual meeting of the shareholders of The GEO Group, Inc. We will hold the meeting on Wednesday, May 5, 2010, at 9:00 A.M. (EDT) at the Boca Raton Resort & Club, 501 East Camino Real, Boca Raton, Florida 33432. We hope that you will be able to attend.

This year we are furnishing proxy materials to our shareholders primarily on the Internet rather than mailing paper copies of the materials to each shareholder. As a result, most of you will receive a Notice Regarding Availability of Proxy Materials instead of paper copies of this proxy statement and our annual report. The notice contains instructions on how to access the proxy statement and the annual report over the Internet, as well as instructions on how to request a paper copy of our proxy materials. We believe that this process will significantly lower the costs of printing and distributing our proxy materials.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted. After reading the enclosed proxy statement, please vote your shares as soon as possible. Shareholders may vote via the Internet, by telephone, or by completing and returning a proxy card. Submitting a vote before the annual meeting will not preclude you from voting in person at the annual meeting should you decide to attend.

Sincerely,

George C. Zoley
Chairman of the Board,
Chief Executive Officer & Founder

THE GEO GROUP, INC.
621 NW 53rd Street, Suite 700
Boca Raton, Florida 33487
Telephone: (561) 893-0101

Notice of Annual Meeting of Shareholders on May 5, 2010

March 24, 2010

The annual meeting of the shareholders of The GEO Group, Inc. will be held on Wednesday, May 5, 2010, at 9:00 A.M. (EDT) at the Boca Raton Resort & Club, 501 East Camino Real, Boca Raton, Florida 33432 for the purpose of considering and acting on the following proposals:

(1)	To elect seven (7) directors for the ensuing year;

(2)	To ratify the appointment of Grant Thornton LLP as our independent registered certified public accountants for the fiscal year 2010;

(3)	To approve the Senior Management Performance Award Plan; and

(4)	To transact any other business as may properly come before the meeting or any adjournments or postponements thereof.

Only shareholders of GEO’s common stock of record at the close of business on March 3, 2010, the record date and time fixed by the board of directors, are entitled to notice of and to vote at the annual meeting. Additional information regarding the proposals to be acted on at the annual meeting can be found in the accompanying proxy statement.

The Securities and Exchange Commission, referred to as the SEC, has adopted a “Notice and Access” rule that allows companies to deliver a Notice of Internet Availability of Proxy Materials to shareholders in lieu of a paper copy of the proxy statement and related materials and the Company’s Annual Report to Shareholders, collectively referred to as the Proxy Materials. The Notice of Internet Availability provides instructions as to how shareholders can access the Proxy Materials online, contains a listing of matters to be considered at the meeting, and sets forth instructions as to how shares can be voted. Shares must be voted either by telephone, online or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the Proxy Materials are set forth on the Notice of Internet Availability.

By Order of the Board of Directors,

John J. Bulfin
Senior Vice President, General Counsel
and Corporate Secretary

***IMPORTANT CHANGE TO VOTING RULES***

Due to changes to the New York Stock Exchange voting rules, your broker can no longer vote your shares for
the election of directors absent instructions from you.

i

PROXY STATEMENT

THE GEO GROUP, INC.
621 NW 53rd Street, Suite 700
Boca Raton, Florida 33487
Telephone: (561) 893-0101

March 24, 2010

The GEO Group Inc. (“GEO,” “we” or “us”) is furnishing this proxy statement in connection with the solicitation of proxies by our board of directors for use at the annual meeting of shareholders to be held at the Boca Raton Resort & Club, 501 East Camino Real, Boca Raton, Florida 33432, May 5, 2010, at 9:00 A.M., Eastern Daylight Time. Please note that the proxy card provides a means to withhold authority to vote for any individual director-nominee. Also note that the format of the proxy card provides an opportunity to specify your choice between approval, disapproval or abstention with respect to the proposals indicated on the proxy card. A proxy card which is properly executed, returned and not revoked will be voted in accordance with the instructions indicated. A proxy voted by telephone or the internet and not revoked will be voted in accordance with the shareholder’s instructions. If no instructions are given, proxies that are signed and returned or voted by telephone or internet will be voted as follows:

“FOR” the election of the nominated directors for the ensuing year;

“FOR” the proposal to ratify the appointment of Grant Thornton LLP as the independent registered certified public accountants of GEO for the fiscal year 2009; and

“FOR” the proposal to approve the Senior Management Performance Award Plan.

If you hold shares through an account with a bank, broker or other nominee, and you do not provide voting instructions, your shares still may be voted on certain matters.

Under New York Stock Exchange rules, brokerage firms have authority to vote shares on routine matters for which their customers do not provide voting instructions. The ratification of the appointment of Grant Thornton LLP as our independent registered certified public accountants for 2010 is considered a routine matter. As a result, if you hold your shares through a broker and do not direct the broker how to vote your shares on this routine matter, your broker may vote the shares on your behalf.

Under New York Stock Exchange rules, the election of directors is not considered a routine matter. Because of a change in the New York Stock Exchange rules on broker discretionary voting in director elections that is effective for the first time this year, your broker cannot vote on the election of directors unless you provide voting instructions to your broker. A broker non-vote will have no effect on the election of directors.

GEO considers the proposal to approve the Senior Management Performance Award Plan a routine matter. As a result, if you hold your shares through a broker and do not direct the broker how to vote your shares on this routine matter, your broker may vote your shares on your behalf.

This proxy statement, the notice of annual meeting, the proxy card and our 2009 annual report will be mailed or made accessible via the Internet on or about March 24, 2010.

The enclosed proxy gives discretionary authority as to any matters not specifically referred to therein. Management is not aware of any other matters to be presented for action by shareholders at the annual meeting. If any such matter or matters properly come before the annual meeting, the designated proxy holders will have discretionary authority to vote thereon.

Holders of GEO common stock at the close of business on March 3, 2010 will be entitled to one vote for each share of common stock standing in their name on the books of GEO at that date. On March 3, 2010, GEO had 51,741,937 shares of common stock issued and outstanding.

The presence, in person or by proxy, of at least a majority of the total number of shares of common stock outstanding on the record date will constitute a quorum for purposes of the annual meeting. Shares of common stock represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the annual meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If less than the majority of the outstanding shares of common stock are represented at the annual meeting, a majority of the shares so represented may adjourn the annual meeting to another date and time. The election of directors requires a plurality of the votes cast. The appointment of Grant Thornton LLP will be ratified if the number of votes cast in favor of ratification exceeds the number of votes cast against ratification. The Senior Management Performance Award Plan will be approved if the number of votes cast in favor of approval exceeds the number of votes cast against approval.

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be held On May 5, 2010.
The Proxy Statement and 2009 Annual Report to Shareholders are
available at http://www.geogroup.com.

1.	This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

2.	The proxy statement and annual report to security holders is available at http://www.geogroup.com.

3.	If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Instructions on how to request a paper or e-mail copy can be found on the “IMPORTANT NOTICE Regarding the Availability of Proxy Materials” (“Notice”). To request the documents by email, send a blank email with the 12-digit control number (located on the Notice) in the subject line to sendmaterial@proxyvote.com. You may also call 1-800-579-1639 to request a copy. Please make your request for a copy as instructed above on or before April 22, 2010 to facilitate timely delivery.

Any person giving a proxy has the power to revoke it any time before it is voted by providing written notice to GEO addressed to the Corporate Secretary, by executing and delivering a later dated proxy, or by attending the meeting and voting the shares in person.

The costs of preparation, assembly and mailing this proxy statement and the accompanying materials will be borne by GEO.

Proposal 1

Election of Directors

Director Nominees

GEO’s board of directors is comprised of seven (7) members. The seven (7) nominees are listed below. Five of the nominees are presently directors of GEO and were elected by the shareholders at GEO’s last annual meeting. Christopher C. Wheeler was appointed director on February 1, 2010 to replace former director John M. Perzel who resigned in November, 2009. Clarence E. Anthony was nominated for election to the Board of Directors at The GEO Group Inc. board meeting held on February 19, 2010. Mr. Anthony, if elected, will replace John Palms, who is retiring effective May 5, 2010.

If instructed, the persons named on the accompanying proxy card will vote for the election of the nominees named below to serve for the ensuing year and until their successors are elected and qualified. If any nominee for director shall become unavailable (which management has no reason to believe will be the case), it is intended that the shares represented by the enclosed proxy card will be voted for any such replacement or substitute nominee as may be nominated by the board of directors. The election of each director will require the affirmative vote of a plurality of the votes cast by holders of the shares of common stock present in person or by proxy at the annual meeting.

		Director
Director Nominees	Age	Since	Current Positions

Clarence E. Anthony	50	—	New Director Nominee
Wayne H. Calabrese	59	1998	Vice Chairman, President and COO
Norman A. Carlson	76	1994	Director
Anne N. Foreman	62	2002	Director
Richard H. Glanton	63	1998	Director
Christopher C. Wheeler	63	2010	Director
George C. Zoley	60	1988	Chairman, CEO and Founder

The following is a brief biographical statement for each director nominee:

DIRECTOR NOMINEES

Clarence E. Anthony	Clarence E. Anthony is the President and CEO of Anthony Government Solutions, Inc., a government relations consulting firm based in West Palm Beach, FL. From 2004 through 2009 he was the Chief Marketing Officer & EVP at PBS&J, an International Engineering and Construction Management firm. From 2004 — 2006 he served as the National Business Development & Government Relations Director for PBS&J. From 1996 to 2004 Mr. Anthony was President and CEO of Emerge Consulting. Since 1999, Mr. Anthony has served on the board of directors of Bealls, Inc., a privately held $1.5 billion dollar clothing and retail corporation headquartered in Bradenton, Florida. From 2004-2009, Mr. Anthony was on the board of directors of PBS&J, Inc. where he served as Presiding Director of the Board for fiscal year 2008-2009. From 1998-2007, Mr. Anthony served on the board of CentraCore Properties Trust (formerly Correctional Properties Trust). Mr. Anthony served as mayor of South Bay, Florida for 24 years and served as president of the National League of Cities in 1999. He also served as a key member of the National League of Cities board and as an active member of the National Black Caucus of Local Elected Officials. As president of the National League of Cities, Mr. Anthony served as the chief spokesperson of the oldest and largest organization of municipal officials in the United States. Mr. Anthony earned a bachelors degree in Social Science from Florida Atlantic University and holds an M.P.A., Public Administration with Specialization in Environmental Growth Management, Florida Atlantic University.

Mr. Anthony brings extensive government and corrections industry knowledge to the board of directors. Mr. Anthony’s experience as an independent director with CentraCore Properties Trust (including his familiarity with that company’s financing and operations) provides corrections industry knowledge and experience that strengthens the board of directors’ collective knowledge, capabilities and experience.

Wayne H. Calabrese	Mr. Calabrese is GEO’s Vice Chairman of the Board, President and Chief Operating Officer. He joined GEO as Vice President, Business Development in 1989 and has served in a range of increasingly senior positions since then. From 1992 to 1994, Mr. Calabrese was Chief Executive Officer of Australasian Correctional Management, Pty Ltd., a Sydney-based subsidiary of GEO. Mr. Calabrese has served as a director of GEO since 1998. Prior to joining GEO, Mr. Calabrese was a partner in the Akron, Ohio law firm of Calabrese, Dobbins and Kepple. He also served as an Assistant City Law Director in Akron; an Assistant County Prosecutor and Chief of the County Bureau of Support for Summit County, Ohio; and Legal Counsel and Director of Development for the Akron Metropolitan Housing Authority. He received his Bachelor’s Degree in Secondary Education from the University of Akron in Akron, Ohio and his Juris Doctor from the University of Akron Law School. Mr. Calabrese also serves as a director of numerous subsidiaries and partnerships through which GEO conducts its global operations.

Mr. Calabrese brings extensive corrections industry operations and development knowledge to the board of directors. Mr. Calabrese’s 21 years of experience in various GEO leadership positions provides corrections industry knowledge, experience and insight to the board of directors.

DIRECTOR NOMINEES

Norman A. Carlson
Mr. Carlson has served as a director of GEO since 1994 and served previously as a Director of The Wackenhut Corporation. Mr. Carlson retired from the Department of Justice in 1987 after serving as the Director of the Federal Bureau of Prisons for 17 years. During his 30-year career with the Bureau of Prisons, Mr. Carlson worked at the United States Penitentiary, Leavenworth, Kansas, and at the Federal Correctional Institution, Ashland, Kentucky. Mr. Carlson was President of the American Correctional Association from 1978 to 1980, and is a Fellow in the National Academy of Public Administration. From 1987 until 1998, Mr. Carlson was Adjunct Professor in the Department of Sociology at the University of Minnesota.

Mr. Carlson’s experience as the former Director of the Federal Bureau of Prisons provides unparalleled corrections industry knowledge and experience in the operation and management of correctional institutions. His 16 years of experience as a GEO Group board member strengthens the board of directors’ collective knowledge, capabilities and experience.

Anne N. Foreman	Ms. Foreman has served as a director of GEO since 2002. Since 1999, Ms. Foreman has been a court appointed trustee of the National Gypsum Company Bodily Injury Trust and director and treasurer of the Asbestos Claims Management Corporation. Ms. Foreman is on the board of directors of Ultra Electronics Defense, Inc. and is chairman of the board of directors of Trust Services, Inc. Ms. Foreman served as Under Secretary of the United States Air Force from September 1989 until January 1993. Prior to her appointment as Under Secretary, Ms. Foreman was General Counsel of the Department of the Air Force, a member of the Department’s Intelligence Oversight Board and the Department’s Chief Ethics Officer. She practiced law in the Washington office of Bracewell and Patterson and with the British solicitors Boodle Hatfield, Co., in London, England from 1979 to 1985. Ms. Foreman is a former member of the U.S. Foreign Service, and served in Beirut, Lebanon; Tunis, Tunisia; and the U.S. Mission to the U.N. Ms. Foreman earned a bachelor’s degree, magna cum laude, Phi Beta Kappa, in history and French, and a master’s in history from the University of Southern California in Los Angeles. She holds her juris doctor, Law Review, cum laude from American University in Washington D.C. and was awarded an honorary doctorate of law from Troy State University. Ms. Foreman was twice awarded the Air Force Medal for Distinguished Civilian Service. Ms. Foreman also served on the Board of The Wackenhut Corporation, a then publicly-traded security and corrections corporation, for nine years. She has served on public and private U.S. and U.K. boards of directors, and on their audit, compensation and corporate governance committees for 17 years.

Ms. Foreman brings extensive legal, government contracting and international experience to the board of directors. Her service in two Senate-confirmed positions in the Air Force, and in private sector and government positions abroad provide leadership, government affairs and international transactional skills. Her experience as a board member of other companies strengthens the board of directors’ collective knowledge, capabilities and experience.

DIRECTOR NOMINEES

Richard H. Glanton	Mr. Glanton, age 63, has served as a director of GEO since 1998. Mr. Glanton is Chairman of Philadelphia Television Network, a privately-held media company. Mr. Glanton was Senior Vice President of Corporate Development at Exelon Corporation from 2003-2008. From 1983 to 2003 he was a Partner at both Wolf Block LLP (1983-86) and at Reed Smith LLP (1986-2003). He is also a director of the Mistras Group, Inc. and the Aqua America Corporation. Mr. Glanton has more than 25 years of legal experience in law firms and 13 years of executive experience as president of The Barnes Foundation from 1990 to 1998 and at Exelon Corporation from 2003-2008. Mr. Glanton has approximately 28 years of continuous experience serving on boards of publicly traded companies. He has served as a director on boards of 5 publicly-traded companies, four of which are traded on the NYSE and 1, CGU, on the United Kingdom Stock Exchange. He served as a director of CGU of North America, a British based Insurance Company, from 1983 to 2003 when it was sold to White Mountain Group of Exeter New Hampshire and Berkshire Hathaway. He was a member of its Executive and Audit Committees during his 20 year tenure on that board. From 1990 until 2003, he served as director of PECO Energy and Exelon Corporation Boards until he resigned to assume a senior management position within the Company at the request of its Chairman. He served on Executive and Audit and Governance Committees of PECO\ Exelon. He has been a director of the GEO Group since 1998, where he serves on its 3 Member Executive Committee, Chairman of the Audit and Finance Committee and a member of its Governance and Compensation Committees. Mr. Glanton is a member of the board of directors of Aqua America Corporation and has served as Chairman of the Governance Committee since 2005. He received his bachelor’s degree in English from West Georgia College (renamed State University of West Georgia) in Carrollton, Georgia and his juris doctor from the University of Virginia School of Law in Charlottesville, Virginia.

Mr. Glanton’s experience in utility acquisitions, his experience as a director of other publicly-traded companies and his demonstrated leadership roles in other business activities are important qualifications for the Board of Directors. His extensive corporate finance and legal knowledge also contribute to the board of directors’ collective knowledge, capabilities and experience.

DIRECTOR NOMINEES

Christopher C. Wheeler	Mr. Wheeler was appointed to GEO’s Board of Directors effective February 1, 2010. Mr. Wheeler recently retired from Proskauer Rose LLP, where he served as a member of the Corporate Department and a partner in the firm’s Florida office for nearly 20 years. Mr. Wheeler has had extensive experience in real estate and corporate law, institutional lending, administrative law and industrial revenue bond financing. He has acted as counsel for developers, institutions and large property holders in connection with the purchase, sale, refinancing or operation of real estate properties. Mr. Wheeler is a graduate of Hamilton College and Cornell Law School and was a member of the managing Board of Editors of the Cornell Law Review. Active in professional, charitable and philanthropic matters and community affairs, Mr. Wheeler presently serves on the Board of Trustees of the Boca Raton Community Hospital, the Boca Raton Community Hospital Foundation and BRCH Corporation. He is a former member of the Board of Directors of Pine Crest Preparatory School, the Board of Directors of Ronald McDonald House Charities of South Florida, and the Board of Directors of the Florida Atlantic University Foundation. Mr. Wheeler also served as a member of the Grievance Committee for the Fifteenth Judicial Circuit of Florida.

Mr. Wheeler brings extensive real estate, finance and legal knowledge to the board of directors. Mr. Wheeler’s service with the Boca Raton Community Hospital board provides relevant experience to GEO’s medical operations. His credentials in lending and bond financing strengthens the board of directors’ collective knowledge, capabilities and experience.

George C. Zoley	George C. Zoley is GEO’s Chairman of the Board, Chief Executive Officer and Founder, and is Chairman of GEO Care, Inc., a wholly-owned subsidiary of The GEO Group, Inc. He served as GEO’s Vice Chairman and Chief Executive Officer from January 1997 to May of 2002. Mr. Zoley has served as GEO’s Chief Executive Officer since the company went public in 1994. Prior to 1994, Mr. Zoley served as President and Director since GEO’s incorporation in 1988. Mr. Zoley founded GEO in 1984 and continues to be a major factor in GEO’s development of new business opportunities in the areas of correctional and detention management, health and mental health and other diversified government services. Mr. Zoley also serves as a director of several business subsidiaries through which The GEO Group, Inc. conducts its operations worldwide. Mr. Zoley has bachelor’s and master’s degrees in Public Administration from Florida Atlantic University (FAU) and a Doctorate Degree in Public Administration from Nova Southeastern University (NSU). For seven years, Mr. Zoley served as a member of the Board of Trustees of Florida Atlantic University in Boca Raton, Florida, and previously served as Chairman of the Board of Trustees. Mr. Zoley also served as Chair of the FAU Presidential Search Committee and a member of the FAU Foundation board of directors.

Mr. Zoley is one of the pioneers in the private corrections industry. As the founder of The GEO Group Inc., his industry knowledge, experience and leadership is invaluable to the operation and development of the company. His 26 years with the company make him uniquely qualified to be the Chairman of the Board and CEO.

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote “FOR” each of the seven nominees for director.

Executive Officers of GEO

The executive officers of GEO are as follows:

Name	Age	Position

George C. Zoley	60	Chairman of the Board, Chief Executive Officer and Founder
Wayne H. Calabrese	59	Vice Chairman, President and Chief Operating Officer
Brian R. Evans(1)	42	Senior Vice President and Chief Financial Officer
John J. Bulfin	56	Senior Vice President, General Counsel and Secretary
Jorge A. Dominicis	47	Senior Vice President, Residential Treatment Services, President — GEO Care, Inc.
John M. Hurley	62	Senior Vice President, President — U.S. Corrections
Thomas M. Wierdsma	59	Senior Vice President, Project Development
Ronald A. Brack	48	Vice President — Chief Accounting Officer and Controller
Shayn P. March	44	Vice President — Finance and Treasurer

(1)	On August 2, 2009, Mr. Evans replaced John. G. O’Rourke as Senior Vice President and Chief Financial Officer

George C. Zoley — Please refer to the biographical information listed above in the “Directors Nominees” section.

Wayne H. Calabrese — Please refer to the biographical information listed above in the “Directors Nominees” section.

John J. Bulfin — As GEO’s General Counsel and Secretary since 2000, Mr. Bulfin has oversight responsibility for all GEO litigation, investigations, professional responsibility and corporate governance. Mr. Bulfin is a member of the Florida Bar and the American Bar Associations. He has been a trial lawyer since 1978 and is a Florida Bar Board Certified Civil trial lawyer. Prior to joining GEO in 2000, Mr. Bulfin was a founding partner of the West Palm Beach law firm of Wiederhold, Moses, Bulfin & Rubin. Mr. Bulfin attended the University of Florida, received his bachelor’s degree cum laude from Regis College in Denver, Colorado and his juris doctor from Loyola University in Chicago, Illinois.

Jorge A. Dominicis — Mr. Dominicis joined GEO in May 2004 as Senior Vice President of Residential Treatment Services and President of GEO Care, Inc., a wholly-owned subsidiary of GEO. Mr. Dominicis is responsible for the overall management, administrative, and business development activities of the Residential Treatment Services division of GEO and of GEO Care, Inc. and oversees the medical services in the United States Detention and Correctional facilities. Prior to joining GEO, Mr. Dominicis served for 14 years as Vice President of Corporate Affairs at Florida Crystals Corporation, a sugar company, where he was responsible for governmental and public affairs activities, as well as for the coordination of corporate community outreach and charitable involvement. Prior to that, Mr. Dominicis served in public and government policy positions.

John M. Hurley — As GEO’s Senior Vice President since 2000 and President of U.S. Corrections since late 2006, Mr. Hurley is responsible for the overall administration and management of GEO’s U.S. detention and correctional facilities. From 1998 to 2000, Mr. Hurley served as Warden of GEO’s South Bay, Florida correctional facility. Prior to joining GEO in 1998, Mr. Hurley was employed by the Department of Justice, Federal Bureau of Prisons for 26 years. During his tenure, he served as Warden at three different Bureau facilities. He also served as Director of the Bureau’s Staff Training Center in Glynco, Georgia. Mr. Hurley received his bachelor’s degree from the University of Iowa in Sociology and a Certificate in Public Administration from the University of Southern California, Washington D.C. extension campus.

Thomas M. Wierdsma — As GEO’s Senior Vice President of Project Development since January 2007, Mr. Wierdsma has oversight responsibility for Entitlement, Design and Construction of GEO’s new and expanded facilities. Prior to joining GEO Mr. Wierdsma served for 25 years with Colorado-based Hensel Phelps Construction Company in a number of increasingly senior positions, the last being Director of Project Planning and Development. Mr. Wierdsma attended Valparaiso University and received a Bachelor of Science Degree in Civil Engineering, is a Registered Professional Engineer and a Designated Design Build Professional.

Brian R. Evans — Effective August 2009, Mr. Evans assumed the role as Chief Financial Officer for the Company upon the announced retirement of Mr. John G. O’Rourke. Mr. Evans was GEO’s Vice President of Finance and Treasurer from May 2007 to August 2009 and Chief Accounting Officer from May 2003 to August 2009. Mr. Evans joined GEO in October 2000 as Corporate Controller. From 1994 until joining GEO, Mr. Evans was with the West Palm Beach office of Arthur Andersen, LLP where his most recent position was Manager in the Audit and Business Advisory Services Group. From 1990 to 1994, Mr. Evans served in the U.S. Navy as an officer in the Supply Corps. Mr. Evans has a bachelor’s degree in Accounting from the University of Notre Dame and is a member of the American Institute of Certified Public Accountants.

Ronald A. Brack — Mr. Brack assumed the role of Vice President, Chief Accounting Officer and Controller for the Company in August 2009. Mr. Brack was GEO’s Vice President and Controller from January 2008 to August 2009 and Controller from April 2007 to January 2008. Mr. Brack joined GEO in May 2005 as Assistant Controller. From 2000 until joining GEO, Mr. Brack was with Fort Lauderdale, Florida based NationsRent, Inc. where his most recent position was Assistant Controller. From 1997 to 2000, Mr. Brack was with the Fort Lauderdale office of Arthur Andersen, LLP where his most recent position was Senior Auditor in the Audit and Business Advisory Services Group. Prior to this, Mr. Brack spent over 10 years in the fleet management business with World Omni Leasing, Inc. and GE Capital Fleet Services. Mr. Brack attended Florida Atlantic University and has a bachelor’s degree in Economics from Vanderbilt University. He is a member of the American Institute of Certified Public Accountants.

Shayn P. March — Mr. March joined GEO as Vice President of Finance and Treasurer in March 2009. Prior to joining GEO, Mr. March served as a Managing Director for the Corporate Investment Banking group at BNP Paribas, where he worked for eleven years in increasing capacities. From 1995 to 1997, Mr. March was employed at Sanwa Bank in the Corporate Finance Department. From 1988 to 1994, Mr. March was employed at UJB Financial in the Finance and Credit Audit Departments. Mr. March earned his masters in Business Administration in Financial Management from the Lubin School of Business at Pace University and his bachelors of arts in Economics at Rutgers University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of GEO’s common stock that were beneficially owned at March 3, 2010 (unless stated otherwise) by (i) each nominee for election as director at the 2010 annual meeting of shareholders, (ii) each named executive officer (as defined below), (iii) all director nominees and executive officers as a group, and (iv) each person or group who was known by GEO to beneficially own more than 5% of GEO’s outstanding common stock.

	Amount & Nature
	of Beneficial	Percent
Name and Address of Beneficial Owner(1)	Ownership(2)	of Class(3)

DIRECTOR NOMINEES(4)(5)
Clarence E. Anthony	0	*
Wayne H. Calabrese	715,865	1.37%
Norman A. Carlson	65,600	*
Anne N. Foreman	44,700	*
Richard H. Glanton	13,600	*
John M. Palms	20,000	*
Christopher C. Wheeler	0	*
George C. Zoley	984,726	1.88%

NAMED EXECUTIVE OFFICERS(4)(5)
John J. Bulfin	227,799	*
Brian R. Evans	29,846	*
John M. Hurley	132,262	*

ALL DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS AS A GROUP (15 Persons)(6)	2,384,019	4.47%

OTHER
BlackRock, Inc.(7)	5,886,873	11.38%
Wells Fargo & Company(8)	4,181,958	8.08%

* Beneficially owns less than 1% of GEO’s common stock

(1)	Unless stated otherwise, the address of the beneficial owners is 621 NW 53rd Street, Suite 700, Boca Raton, Florida 33487.

(2)	Information concerning beneficial ownership was furnished by the persons named in the table or derived from documents filed with the Securities and Exchange Commission, which we refer to as the SEC. Unless stated otherwise, each person named in the table has sole voting and investment power with respect to the shares beneficially owned.

(3)	As of March 3, 2010, GEO had 51,741,937 shares of common stock outstanding.

(4)	These figures include shares of common stock underlying stock options held by directors nominees and the named executive officers that are immediately exercisable, or are scheduled to become exercisable within 60 days of March 3, 2010, in the following amounts: Mr. Calabrese — 503,406; Mr. Carlson — 49,600; Ms. Foreman — 37,600; Mr. Glanton — 7,100; Mr. Palms — 7,000; Mr. Zoley — 540,510; Mr. Bulfin — 198,971; Mr. Evans — 16,000; and Mr. Hurley — 101,726 .

(5)	These figures include shares of restricted stock held by director nominees and the named executive officers, that are unvested but have voting rights, in the following amounts: Mr. Calabrese — 82,578;

Mr. Carlson — 6,500; Ms. Foreman — 6,500; Mr. Glanton — 6,500; Mr. Palms — 6,500; Mr. Zoley — 141,241; Mr. Bulfin — 16,743; Mr. Evans — 11,157; and Mr. Hurley — 16,743.

(6)	Includes 1,560,413 shares of common stock underlying stock options held by director nominees and executive officers (15 persons total) that are immediately exercisable or are scheduled to become exercisable within 60 days of March 3, 2010.

(7)	The principal business address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. By Schedule 13G, dated January 8, 2010, BlackRock Inc. reported that, as of December 31, 2009, it beneficially owned 5,886,873 shares with sole voting power over 5,886,873 of such shares and sole dispositive power over 5,886,873 of such shares.

(8)	The principal business address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, California 94104. By Schedule 13G, dated January 21, 2010, Wells Fargo & Company reported that, as of December 31, 2009, it beneficially owned 4,181,958 shares with sole voting power over 4,145,264 of such shares and sole dispositive power over 3,759,808 of such shares.

THE BOARD OF DIRECTORS, ITS COMMITTEES AND OTHER CORPORATE GOVERNANCE INFORMATION

GEO’s board of directors held 10 meetings during fiscal year 2009. Each director attended at least 75% of the total number of meetings of the board of directors and of the meetings held by all board committees on which such director served.

Director Independence

Pursuant to the corporate governance standards applicable to companies listed on the New York Stock Exchange, referred to as the NYSE, the board of directors must be comprised of a majority of directors who qualify as independent directors. In determining independence, each year the board of directors affirmatively determines whether directors have a “material relationship” with GEO. When assessing the “materiality” of a director’s relationship with GEO, the board of directors considers all relevant facts and circumstances, not merely from the director’s standpoint, but also from that of the persons or organizations with which the director has an affiliation. An independent director is free from any relationship with GEO that may impair the director’s ability to make independent judgments. Particular attention is paid to whether the director is independent from management and, with respect to organizations affiliated with a director with which GEO does business, the frequency and regularity of the business conducted, and whether the business is carried out at arm’s length on substantially the same terms to GEO as those prevailing at the time from unrelated third parties for comparable business transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships.

Applying the NYSE’s independence standards, the board of directors has determined that Norman A. Carlson, Anne N. Foreman, Richard H. Glanton, Clarence E. Anthony, John M. Palms, and Christopher C. Wheeler qualify as independent under the NYSE’s corporate governance standards, and that the board of directors is therefore comprised of a majority of independent directors. The board of directors’ determination that each of these directors is independent was based on the fact that none of the directors had a material relationship with GEO outside of such person’s position as a director, including a relationship that would disqualify such director from being considered independent under the NYSE’s listing standards.

Committees

Under our corporate governance guidelines, the board of directors has established eight standing committees. The members of the board of directors serving on certain of these committees and the functions of those committees are set forth below.

AUDIT AND FINANCE COMMITTEE Richard H. Glanton, Chairman John M. Palms(1) Christopher C. Wheeler	CORPORATE PLANNING COMMITTEE Anne N. Foreman, Chairman Norman A. Carlson John M. Palms(1)

COMPENSATION COMMITTEE Richard H. Glanton, Chairman Anne N. Foreman Christopher C. Wheeler	OPERATIONS AND OVERSIGHT COMMITTEE Norman A. Carlson, Chairman Richard H. Glanton Anne N. Foreman
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE Anne N. Foreman, Chairman Richard H. Glanton Christopher C. Wheeler	LEGAL STEERING COMMITTEE Richard H. Glanton, Chairman Anne N. Foreman John M. Palms(1)

EXECUTIVE COMMITTEE George C. Zoley, Chairman Wayne H. Calabrese Richard H. Glanton	INDEPENDENT COMMITTEE Norman A. Carlson, Chairman Christopher C. Wheeler Anne N. Foreman Richard H. Glanton John M. Palms(1)

(1)	Subject to shareholder approval, director nominee Clarence E. Anthony will replace John M. Palms on this committee when Mr. Palms retires effective May 5, 2010.

Audit and Finance Committee

The Audit and Finance Committee met five times during fiscal year 2009. The Report of the Audit and Finance Committee is included later in this proxy statement.

All of the members of the Audit and Finance Committee are independent (as independence is defined under Exchange Act Rule 10A-3, as well as under Section 303A.02 of the NYSE’s listing standards). In addition, the board of directors has determined that Mr. Glanton is an “audit committee financial expert” as that term is defined under Item 407(d)(5) of Regulation S-K of the SEC’s rules.

The Audit and Finance Committee has a written charter adopted by the board of directors. It can be found on our website at http://www.geogroup.com by clicking on the link “Corporate” on our homepage and then clicking on the link “Corporate Governance.” In addition, the charter is available in print to any shareholder who requests it by contacting our Director of Corporate Communications at 561-999-7306. Pursuant to the charter, the main functions and responsibilities of the Audit and Finance Committee include the following:

•	select, in its sole discretion, our independent auditor, review and oversee its performance and approve its compensation;

•	review and approve in advance the terms of our independent auditor’s annual engagement, including the proposed fees, as well as the scope of auditing services to be provided;

•	review with management, our internal auditor and our independent auditor, our significant financial risks or exposures and assess the steps management has taken to monitor and mitigate such risks or exposures;

•	review and discuss with management and our independent auditor the audit of our annual financial statements and our internal controls over financial reporting, and our disclosure and the independent auditor’s reports thereon;

•	meet privately with our independent auditor on any matters deemed significant by the independent auditor;

•	establish procedures for the submission, receipt, retention and treatment, on an anonymous basis, of complaints and concerns regarding our accounting, internal accounting controls or auditing matters;

•	review with our counsel legal matters that may have a material impact on our financial statements, our compliance policies and any material reports or inquiries from regulators or government agencies; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the board of directors.

Compensation Committee

The Compensation Committee met eight times during fiscal year 2009. The Report of the Compensation Committee is included later in this proxy statement.

All of the members of the Compensation Committee are independent (as independence is defined under Section 303A.02 of the NYSE’s listing standards).

The Compensation Committee has a written charter adopted by the board of directors. It can be found on our website at http://www.geogroup.com by clicking on the link “Corporate” on our homepage and then clicking on the link “Corporate Governance.” In addition, the charter is available in print to any shareholder who requests it by contacting our Director of Corporate Communications at 561-999-7306. Pursuant to the charter, the main functions and responsibilities of the Compensation Committee include the following:

•	review on a periodic basis and, if appropriate, make recommendations with respect to director compensation;

•	establish our executive compensation philosophy, and review and approve the compensation of all of our corporate officers, including salaries, bonuses, stock option grants and other forms of compensation;

•	review the general compensation structure for our corporate and key field employees;

•	establish annual and long-term performance goals for the compensation of our CEO and other senior executive officers, evaluate the CEO’s and such other senior executives’ performance in light of those goals, and, either as a committee or together with the other independent members of the board of directors, determine and approve the CEO’s and such other senior executives’ compensation level based on this evaluation;

•	review our program for succession and management development;

•	review our incentive-based compensation and equity-based plans and make recommendations to the board of directors with respect thereto; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the board of directors.

For further information on the Compensation Committee’s processes and procedures for consideration and determination of executive compensation, see “Compensation Discussion and Analysis” elsewhere in this proxy statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met four times during fiscal year 2009.

All of the members of the Nominating and Corporate Governance Committee are independent (as independence is defined under Section 303A.02 of the NYSE’s listing standards).

The Nominating and Corporate Governance Committee has a written charter adopted by the board of directors. It can be found on our website at http://www.geogroup.com by clicking on the link “Corporate” on our homepage and then clicking on the link “Corporate Governance.” In addition, the charter is available in print to any shareholder who requests it by contacting our Director of Corporate Communications at 561-999-7306. Pursuant to the charter, the main functions and responsibilities of the Nominating and Corporate Governance Committee include the following:

•	identify candidates qualified to become members of the board of directors and select or recommend that the full board of directors select such candidates for nomination and/or appointment to the board of directors;

•	review candidates for the board of directors recommended by shareholders;

•	after consultation with the Chairman and CEO, recommend to the board of directors for approval all assignments of committee members, including designations of the chairs of the committees;

•	establish the evaluation criteria for the annual self-evaluation by the board of directors, including the criteria for determining whether the board of directors and its committees are functioning effectively, and implement the process for annual evaluations;

•	develop, adopt, review annually and, if appropriate, update, corporate governance guidelines for GEO and evaluate compliance with such guidelines;

•	consider other corporate governance issues that arise from time to time, and advise the board of directors with respect to such issues; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the board of directors.

In fulfilling the committee’s duties to identify and recommend candidates for election to our board of directors, the Nominating and Corporate Governance Committee considers the mix of skills, experience, character, commitment, and diversity — diversity being broadly construed to mean a variety of opinions, perspectives and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics, all in the context of the requirements of our board of directors at the time of election.

Executive Committee

Periodically during fiscal year 2009, members of the Executive Committee informally discussed various matters relating to GEO’s business. The Executive Committee has full authority to exercise all the powers of the board of directors between meetings of the board of directors, except as reserved by the board of directors. During 2009, the

Executive Committee acted five times through resolutions adopted at duly convened meetings or by unanimous written consent. All actions taken by the Executive Committee in 2009 were ratified by the board of directors at their next quarterly meeting.

Corporate Planning Committee

The Corporate Planning Committee periodically reviews with management various corporate strategic initiatives, including potential merger and acquisition activities, business expansion issues and corporate finance matters.

Operations and Oversight Committee

The Operations and Oversight Committee reviews with management various issues relating to our operations that may arise from time to time.

Legal Steering Committee

The Legal Steering Committee reviews with management strategy issues with respect to material litigation and other discrete legal issues.

Independent Committee

The Independent Committee considers matters that may arise from time to time that the board of directors designates for independent director review.

Director Identification and Selection

The processes for director selection and director qualifications are set forth in Section 3 of our Corporate Governance Guidelines. The board of directors, acting on the recommendation of the Nominating and Corporate Governance Committee, will nominate a slate of director candidates for election at each annual meeting of shareholders and will elect directors to fill vacancies, including vacancies created as a result of any increase in the size of the board, between annual meetings. Nominees for director are selected on the basis of outstanding achievement in their personal careers, broad experience, wisdom, integrity, ability to make independent, analytical inquiries, understanding of the business environment, and willingness to devote adequate time to the duties of the board of directors. The board believes that each director should have a basic understanding of (i) the principal operational and financial objectives and plans and strategies of GEO, (ii) the results of operations and financial condition of GEO and of any significant subsidiaries or business segments, and (iii) the relative standing of GEO and its business segments in relation to its competitors. The board is committed to diversified membership and will not discriminate on the basis of race, color, national origin, gender, religion or disability in selecting nominees. The Nominating and Corporate Governance Committee may, to the extent it deems appropriate, engage a third party professional search firm to identify and review new director candidates and their credentials.

The Nominating and Corporate Governance Committee will consider proposed nominees whose names are submitted to it by shareholders; however, it does not have a formal process for that consideration. There are no differences between the considerations and qualifications for director nominees that are recommended by shareholders and director nominees recommended by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has not adopted a formal process because it believes that the informal consideration process has been adequate to date. The Nominating and Corporate Governance Committee intends to review periodically whether a more formal policy should be adopted. If a shareholder wishes to suggest a proposed name for committee consideration, the name of that nominee and related personal information should be forwarded to the Nominating and Corporate Governance Committee, in care of the Corporate Secretary, at least six months before the next annual meeting to assure time for meaningful consideration by the committee.

Board Leadership Structure

Our CEO also serves as the Chairman of the board of directors. We do not have a lead director; however, we believe that there is an adequate balance in the leadership structure between the independent directors and the Chairman and

CEO. Each of the key board of director committees is chaired by an independent director. All discussions at the board of director meetings are led by the chair of the relevant committee. Additionally, the independent directors often meet in executive session to discuss appropriate GEO matters. We believe that this structure is appropriate for GEO because it allows one person to speak for and lead GEO and the board of directors, while also providing for effective oversight by an independent board of directors. Since GEO has operated successfully without an official lead director in the past, we continue to believe that this leadership structure is appropriate for GEO. As a company that is focused on its core business, we believe the CEO is in the best position to direct the independent directors’ attention on the issues of greatest importance to GEO and its shareholders. Since our CEO knows GEO’s business, is a pioneer in the industry and has over twenty five years of experience in our business, we believe that our CEO is the appropriate person to lead the board of directors. Our overall corporate governance policies and practices combined with the strength of our independent directors and our internal controls minimize any potential conflicts that may result from combining the roles of Chairman and CEO.

Board Risk Oversight

Our board of directors has overall responsibility for risk oversight with a focus on the most significant risks facing GEO. Throughout the year, the board of directors and the committees to which it has delegated responsibility dedicate a portion of their meetings to review and discuss specific risk topics in greater detail. The board of directors has delegated responsibility for the oversight of specific risks to the following committees:

•	The Audit and Finance Committee oversees GEO’s risk policies and processes relating to the financial statements, financial reporting processes and credit risks.

•	The Operations and Oversight Committee oversees GEO’s operating risk. The Operations and Oversight Committee meets regularly during the year and on occasions when an operating incident occurs. The Operations and Oversight Committee may travel to the appropriate site to audit the operating practices and procedures if an incident has occurred.

•	The Compensation Committee oversees risks related to GEO’s compensation policies and practices.

•	The Legal Steering Committee oversees risks related to major litigation.

Code of Business Conduct and Ethics

The board of directors has adopted a code of business conduct and ethics applicable to GEO’s directors, officers, employees, agents and representatives, including its consultants. The code strives to deter wrongdoing and promote honest and ethical conduct, the avoidance of conflicts of interest, full, fair, accurate, timely and transparent disclosure, compliance with the applicable government and self-regulatory organization laws, rules and regulations, prompt internal reporting of violations of the code, and accountability for compliance with the code. The code can be found on our website at http://www.geogroup.com by clicking on the link “Corporate” on our homepage and then clicking on the link “Corporate Governance.” In addition, the code is available in print to any shareholder who requests it by contacting our Director of Corporate Communications at 561-999-7306.

Code of Ethics for CEO, Senior Financial Officers and Other Employees

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, the board of directors has also adopted a code of ethics for the CEO, its senior financial officers and all other employees. The text of this code is located in Section 18 of GEO’s code of business conduct and ethics. The code can be found on our website at http://www.geogroup.com by clicking on the link “Corporate” on our homepage and then clicking on the link “Corporate Governance.” In addition, the code is available in print to any shareholder who requests it by contacting our Director of Corporate Communications at 561-999-7306.

Corporate Governance Guidelines

The board of directors has adopted corporate governance guidelines to promote the effective functioning of the board of directors and its committees, and the continued implementation of good corporate governance practices. The corporate governance guidelines address matters such as the role and structure of the board of directors, the selection, qualifications and continuing education of members of the board of directors, board meetings, non-employee director executive sessions, board self-evaluation, board committees, CEO performance review, succession planning, non-employee director compensation, certain shareholder matters and certain shareholder rights.

The corporate governance guidelines can be found on our website at http://www.geogroup.com by clicking on the link “Corporate” on our homepage and then clicking on the link “Corporate Governance.” In addition, the corporate governance guidelines are available in print to any shareholder who requests them by contacting our Director of Corporate Communications at 561-999-7306.

Annual Board and Committee Self-Assessments and Non-Employee Director Executive Sessions

The board of directors conducts a self-assessment annually, which is reported by the Nominating and Corporate Governance Committee to the board of directors. In addition, the Audit and Finance Committee, the Compensation Committee and the Nominating and Corporate Governance Committee also undergo annual self-assessments of their performance. The non-employee directors of the board of directors meet in executive session at least twice per year and such meetings are presided over by a presiding director who is typically the chairman of the Nominating and Corporate Governance Committee, who is currently Anne Foreman.

Shareholder Communications with Directors

The board of directors has adopted a process to facilitate written communications by shareholders or other interested parties to the entire board, the independent members of the board as a group or any individual member of the board, including the presiding director for non-employee director executive sessions. Persons wishing to write to the board of directors of GEO, or to a specified director (including the presiding director for non-employee director executive sessions) or committee of the board, should send correspondence to the Corporate Secretary at 621 NW 53rd Street, Suite 700, Boca Raton, Florida, 33487.

The Corporate Secretary will forward to the directors all communications that, in his or her judgment, are appropriate for consideration by the directors. Examples of communications that would not be appropriate for consideration by the directors include commercial solicitations and matters not relevant to the shareholders, to the functioning of the board, or to the affairs of GEO.

Board Member Attendance at Annual Meetings

GEO encourages all of its directors to attend the annual meeting of shareholders. We generally hold a board meeting coincident with our annual meeting to minimize director travel obligations and facilitate their attendance at the annual meeting of shareholders. All of our then current directors attended the 2009 annual meeting of shareholders.

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

Grant Thornton LLP (“Grant Thornton”) served as GEO’s independent registered certified public accountants in fiscal years 2009 and 2008. A member of Grant Thornton will be present at the annual meeting to make a statement if so desired and will be available to respond to appropriate questions. The following sets forth the aggregate fees billed to GEO by Grant Thornton in fiscal years 2009 and 2008.

	Grant Thornton LLP	Grant Thornton LLP
	2009	2008

Audit Fees(1)	$1,888,457	$1,675,317
Audit Related Fees(2)	19,400	—
Tax Fees(3)	26,940	15,775
All Other Fees(4)	1,740	—

Total	$1,936,537	$1,691,092

(1)	Audit fees for 2009 include fees for professional services rendered in connection with the annual audit of the Company’s financial statements, audit of internal controls over financial reporting, reviews of quarterly financial statements reported on Form 10-Q, statutory audits required internationally, correspondence with the SEC, and comfort letter and consents associated with the offering of the Company’s 7 3/4% Senior Notes and corresponding registration on Form S-4. Audit fees for 2008 include fees for professional services rendered in connection with the annual audit of the Company’s financial statements, audit of internal controls over financial reporting, reviews of quarterly financial statements reported on Form 10-Q, statutory audits required internationally, filings with the SEC, and accounting consultations performed in connection with the annual audit.

(2)	Audit-related fees primarily consist of fees for due diligence pertaining to business combinations.

(3)	Tax fees consist of fees for tax compliance and advice primarily pertaining to GEO’s foreign locations.

(4)	All Other Fees consist of fees related to the review of shareholder agreements at one of GEO’s foreign subsidiaries.

The Audit and Finance Committee of the board of directors has implemented procedures to ensure that all audit and permitted non-audit services provided to GEO are pre-approved by the Audit and Finance Committee. All of the audit, audit-related, tax and all other services provided by Grant Thornton to GEO in 2009 and 2008 were approved by the Audit and Finance Committee pursuant to these procedures. All non-audit services provided in 2009 and 2008 were reviewed with the Audit and Finance Committee, which concluded that the provision of such services by Grant Thornton was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Audit and Finance Committee Pre-Approvals of Audit, Audit-Related, Tax and Permissible Non-Audit Services

The Audit and Finance Committee periodically approves the provision of various audit, audit-related, tax and other services by Grant Thornton. The Audit and Finance Committee plans to continue to review and pre-approve such services as appropriate. In addition, the Audit and Finance Committee has delegated to its Chairman, Richard H. Glanton, the authority to grant, on behalf of the Audit and Finance Committee, the pre-approvals required under the Sarbanes-Oxley Act for the provision by Grant Thornton to GEO of auditing and permissible non-audit services; provided, however, that any decision made by Mr. Glanton with respect to any such pre-approvals must be presented at the next regularly scheduled full Audit and Finance Committee meeting that is held after such decision is made.

All of the services provided by Grant Thornton to GEO in 2009 and 2008 were approved by the Audit and Finance Committee pursuant to these procedures. The Audit and Finance Committee will continue to review and pre-approve such services as appropriate.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

Role of the Compensation Committee

The Compensation Committee of our board of directors establishes and regularly reviews our compensation philosophy and programs, exercises authority with respect to the determination and payment of base and incentive compensation to executive officers and administers our 2006 stock incentive plan. Our Compensation Committee consists of three members, each of whom is independent as that term is defined in the Sarbanes-Oxley Act of 2002 and the rules and regulations that have been promulgated under that Act, and in the listing standards of the New York Stock Exchange. The Compensation Committee operates under a written charter that was first adopted by our board of directors in February 2004 and has been amended one time since. The charter more fully describes the role, responsibilities and functioning of the Compensation Committee. A current copy of this charter can be viewed on our website at www.geogroup.com.

Overview of Compensation Structure

Our compensation structure for named executive officers has historically consisted of four basic components — a salary, an annual bonus, an annual equity compensation grant and certain other benefits and perquisites, as more fully described below.

In 2004, our Compensation Committee selected and engaged Towers Perrin (nka Towers Watson), a nationally recognized independent compensation consulting firm, to conduct a comprehensive review of executive compensation. This review was undertaken to determine whether the compensation package afforded to our executive officers was, at that time, competitive and/or complete when compared with similarly situated companies.

In the review, Towers Perrin was asked to review the current compensation packages for our top executive officers and compare them with packages offered to officers at a targeted universe of peer group companies. The peer group companies included America Service Group, Inc., Avalon Correctional Services, Inc., Cornell Companies, Inc., Correctional Services Corp., Corrections Corporation of America and MTC Technologies, Inc. Since the date of the Towers Perrin review, Correctional Services Corp. was acquired by The GEO Group Inc. and is no longer considered a peer company. The analysis and development of findings entailed regular meetings between Towers Perrin and the committee. Towers Perrin ultimately provided the committee with its findings and analysis, which the committee has continued to take into account when determining its policies and the basis upon which our named executive officers are compensated.

The Compensation Committee retained Towers Perrin directly, supervised all work assignments performed by them, and reviewed and approved all work invoices received from them for payment. In conducting its review, Towers Perrin was at times required to work with our management in order to obtain compensation information and data to perform its tasks. Other than as described above, Towers Perrin was not asked to perform any other services for us. The Compensation Committee intends to periodically retain a nationally recognized independent compensation consulting firm in order to conduct updated reviews of our named executive officer compensation. The Compensation Committee has not engaged a compensation consultant since 2004 and no fees have been paid to a compensation consultant in the last year.

Under its charter, the Compensation Committee has the ability to retain any advisors it deems necessary or desirable in order for it to discharge its duties. The Compensation Committee also has sole authority to terminate the retention of any advisor it has retained.

When making decisions regarding the compensation of named executive officers, including the Chief Executive Officer, the Compensation Committee considers the data and analyses prepared by Towers Perrin that include our company’s prior performance, historical pay to the named executive officers and the appropriateness of such compensation compared to that of our peer group companies. The Compensation Committee also considers the compensation recommendations set forth by the Chief Executive Officer for named executive officers other than himself. Additionally, the Chief Executive Officer provides the Compensation Committee with a compensation recommendation for himself which the committee takes into account in setting his compensation. In making recommendations regarding his base salary, the Chief Executive Officer recommends an annual increase of at least 5% in accordance with the terms of his employment agreement. When considering compensation matters generally, and the compensation packages of the named executive officers in particular, the Compensation Committee meets in executive session outside the presence of the named executive officers.

Compensation Program Objectives and What the Program is Designed to Reward

Our executive compensation program is designed to attract and retain our officers and to motivate them to increase shareholder value on both an annual and a longer term basis primarily by generating increasing levels of revenue and net income. To that end, compensation packages include significant incentive forms of compensation to ensure that an executive officer’s interest is aligned with the interests of our shareholders in generating revenue and net income. Based upon the Compensation Committee’s regular review of the Company’s compensation policies and practices, the Compensation Committee determined that the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

Elements of Compensation

Our compensation program for named executive officers consists of the following components:

•	Salaries

•	Annual cash incentive compensation

•	Equity compensation

•	Other benefits and perquisites

Each of these components is reflected in the Summary Compensation Table set forth below and is also discussed in further detail below.

Why Each Element of Compensation is Paid and How the Amount of Each Element is Determined

The following is a brief discussion of each element of our named executive officer compensation. The Compensation Committee pays each of these elements in order to ensure that a desirable overall mix is established between base compensation and incentive compensation, cash and non-cash compensation and annual and long-term compensation. The committee also evaluates on a periodic basis the overall competitiveness of our executive compensation packages as compared to packages offered in the marketplace for which we compete for executive talent. Overall, our committee believes that our executive compensation packages are currently appropriately balanced and structured to retain and motivate our named executive officers, who we believe constitute the most experienced senior management team in our industry.

Salaries.  The cash salaries paid to the named executive officers were established following the Towers Perrin study in 2004 and have either remained at the same level or increased by no more than 10% annually since the time of the study. These salaries have been incorporated into the terms of existing executive employment agreements with our named executive officers. Any increases in salaries have been made either pursuant to the terms of the employment agreements or at the discretion of the Compensation Committee. Messrs. Zoley and Calabrese, who also serve as our Chairman and Vice Chairman, respectively, receive no additional compensation for their board service.

Annual Cash Incentive Compensation.  Annual cash incentive compensation for each of our named executive officers is governed by our Senior Management Performance Award Plan which was originally approved by our shareholders at the company’s 2005 annual meeting of shareholders, and is being submitted with this proxy statement for continued approval by our shareholders. Payments made in accordance with this plan are tax deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended. The plan is administered by our Compensation Committee, which has the authority to make all discretionary determinations necessary or appropriate under the plan. The plan is governed by the Compensation Committee and is administered on a day to day basis by the Chief Executive Officer and the Vice President of Human Resources.

Under the plan, each of our named executive officers is eligible to receive annual cash incentive compensation based on our relative achievement of budgeted revenue and net income after tax for the fiscal year. For purposes of the plan, net income after tax means our net income after all federal, state and local taxes. Extraordinary items and changes in accounting principles, as defined by U.S. generally accepted accounting principles, may be disregarded in determining our net income after tax. Non-recurring and unusual items not included or planned for in our annual budget may also be excluded from net income after tax in the sole and absolute discretion of the Compensation Committee. In determining the amount of annual incentive cash compensation awarded, our net income after tax is weighted 65% and our revenue is weighted 35%.

The 50% discretionary bonus is by definition not based on any objective criteria and is based solely on the CEO’s and the Compensation Committee’s judgment. Factors typically considered by the Compensation Committee and the Chief Executive Officer in determining whether to grant the discretionary award include the contribution of the particular individual during the fiscal year and the overall performance of GEO during the fiscal year. GEO does not set performance targets under the plan in advance, the achievement of which would require payment of the discretionary bonus under the plan.

Awards under the plan are made as follows: (i) targets for budgeted revenue and net income after tax are set at the beginning of each fiscal year; (ii) the plan includes for each named executive officer an annual incentive target amount as a percentage of the officer’s salary which forms the basis for computing the officer’s award under the plan; and (iii) at the end of the fiscal year, a multiplier set forth in the plan that is based on our relative achievement of budgeted revenue and net income after tax for the fiscal year is applied to each officer’s annual incentive target amount referenced in (ii) above. The multiplier is the same for all named executive officers. Please see “Certain Material Executive Compensation Agreements and Arrangements — Senior Management Performance Award Plan” for a further description of each named executive officer’s annual incentive target amount and the multiplier applied to that amount under the terms of the plan.

In addition to the calculations described above, if the budgeted goals for revenue and net income after tax are exceeded, the annual incentive target amounts for the Chief Financial Officer and the other Senior Vice Presidents may be increased up to an additional 50% upon the recommendation of the Chief Executive Officer subject to the approval of the Compensation Committee. The Chief Executive Officer and the President are not eligible for discretionary adjustments.

Under the terms of the plan, no amendment to the plan may alter the performance goals, increase the maximum amount which can be awarded to any participant, change the class of eligible employees or make any other change that would require shareholder approval under the exemption for performance-based compensation under Section 162(m) of the Internal Revenue Code, in each case, without the prior approval of our shareholders (to the extent required under the performance-based compensation exception of Section 162(m) of the Internal Revenue Code).

For fiscal year 2009, the performance targets for revenue and net income after tax under the plan were $1,108,000,000 and $67,200,000, respectively, and the actual results achieved by GEO in fiscal year 2009 for revenue and adjusted net income after tax were $1,141,090,000 and $71,186,000, respectively. Net income after tax was adjusted for certain non-recurring items in accordance with the terms of the plan. There were no discretionary awards made under the plan in 2009.

Equity Compensation.  Our Compensation Committee has historically granted awards under our equity compensation plans to our key employees and members of our board of directors to create a performance-oriented culture and to further align the interests of management and our shareholders.

Our current equity compensation plan is The GEO Group, Inc. 2006 Stock Incentive Plan, referred to as the 2006 Plan, which was approved by our shareholders at our 2006 annual meeting of shareholders. As of March 3, 2010, awards with respect to a total of 2,400,000 had previously been authorized for issuance under the 2006 Plan, awards with respect to a total of 1,830,756 shares of common stock had previously been issued under the 2006 Plan, and there were awards with respect to an additional total of 569,244 shares of common stock available for future issuance under the 2006 Plan. Prior to the implementation of the 2006 Plan, substantially all of our equity compensation awards had consisted of stock option grants. However, since the adoption of the 2006 Plan, we have issued 942,228 shares of restricted stock (excluding cancelled shares) and stock options representing the right to acquire 1,132,500 shares of common stock. Of these awards, 584,853 represent shares of restricted stock granted to the named executive officers, including 309,966 shares to Mr. Zoley, 180,315 shares to Mr. Calabrese, 20,628 shares to Mr. Evans, 36,972 shares to Mr. Hurley, and 36,972 shares to Mr. Bulfin.

Our Compensation Committee does not use objective corporate and/or individual performance goals in determining equity compensation awards. Instead, the Compensation Committee grants equity compensation awards on a subjective basis in its business judgment, after taking into account various factors, including whether there are awards available for granting in any particular fiscal year under our equity compensation plans, the total number of equity compensation grants outstanding for us at any given time as compared to the total number of issued and outstanding shares of common stock at such time, whether an individual has received equity compensation awards in prior years and in what amounts, the overall performance of GEO in terms of revenue and net income after tax during the preceding fiscal year, and the overall performance of the individual during the preceding fiscal year. There are no set formulas or objective criteria used in making such awards and we do not have any obligations under any equity compensation plans or otherwise requiring us to grant any such awards.

Our Compensation Committee has historically granted awards under our equity compensation plans either at the time of our annual shareholders meetings or following the end of our fiscal year in connection with the completion of our annual compensation cycle, however, in October 2008 and October 2009 we granted stock options to management and employees and in June 2009 we granted restricted stock awards to management. In the future, we may from time to time grant equity awards throughout the year. Equity compensation awards are priced as of the close of business on the date of grant.

Our Compensation Committee also from time to time grants equity compensation awards, including stock options, in connection with the hiring of new employees. In this case, the new employee may receive a grant of stock options that is priced as of the close of business on the date of hire, and is in a quantity generally consistent with amounts initially granted to similarly situated employees in the past by the Compensation Committee.

The amounts of awards granted under our equity compensation plans are determined by the Compensation Committee after taking into account a number of factors, including the recommendations of the Chief Executive Officer, the availability of awards for issuance companywide, the overall performance of the company and the individual performances of the grantees.

Under our plan, shares of restricted stock vest at the rate of 25% per year in each of the four years following the date of grant, subject to vesting acceleration in the case of a change in control as defined in our plan. Except for stock option awards to Mr. Zoley prior to 2008, and stock option awards granted to non-employee directors in 2009, which all vested immediately on the date of grant, stock options vest 20% immediately and an additional 20% on each of the four anniversary dates immediately following the grant date.

We believe that equity compensation awards offer significant motivation to our officers and employees and serve to align their interests with those of our shareholders. While the Compensation Committee will continually evaluate the use of equity compensation — both types and amounts — it intends to continue to use such awards as part of the company’s overall compensation program.

Other Benefits and Perquisites.  Our executive compensation program includes other benefits and perquisites as more fully reflected on the table set forth below entitled “All Other Compensation.” These benefits and perquisites are reviewed annually by the Compensation Committee with respect to amounts and appropriateness. Currently, the benefits and perquisites which the named executive officers are eligible to receive fall into three general categories: (i) retirement benefits pursuant to our executive retirement agreements in the case of Messrs. Zoley and Calabrese, and pursuant to our senior officer retirement plan in the case of the other named executive officers; (ii) benefits under certain other deferred compensation plans; and (iii) value attributable to life insurance we afford our named executive officers beyond that which is offered to our other employees generally.

Executive Retirement Agreements.  Messrs. Zoley and Calabrese each have executive retirement agreements that require us to pay them a lump sum amount on the date that their employment with GEO ends. The benefits of Messrs. Zoley and Calabrese under the executive retirements agreements are fully vested and both of these executive officers will therefore be entitled to receive the amounts called for by the agreements whenever their employment with GEO is terminated for any reason, whether by GEO or the officer. Such amount is determined by each executive’s age at the time of retirement with the amount increasing by approximately 4% per year up to age 71. The retirement agreements also require the company to gross-up the retirement payments for all appropriate taxes related to the payments. The table below sets forth the amounts we would have had to pay each executive as of January 3, 2010 had they each retired as of that date. In addition to the amounts below, had the executives retired on January 3, 2010, we would have had to pay tax gross-ups relating to the retirement payments equal to $1,950,118 and $1,560,094 for Messrs. Zoley and Calabrese, respectively. Amounts owing under the retirement agreements are payable from the general assets of the company.

Named Executive Officer:	Retirement Payment Due:

George C. Zoley	$3,400,000
Wayne H. Calabrese	$2,720,000

Senior Officer Retirement Plan.  Messrs. Evans, Hurley and Bulfin participate in our senior officer retirement plan, which is offered to all of our Senior Vice Presidents. The senior officer retirement plan is a defined benefit plan and, subject to certain maximum and minimum provisions, provides for the payment to the officer of a monthly retirement benefit based on a percentage of the officer’s final average annual salary earned during the employee’s last five years of credited service (excluding bonus) times the employee’s years of credited service. A participant will vest in his or her benefits under the senior officer retirement plan upon the completion of ten (10) years of service. The amount of benefit increases for each full year beyond ten (10) years of service except that there are no further increases after twenty-five (25) years of service. The maximum target benefit under the senior officer retirement plan is 45% of final average salary. Reduced benefits are payable for lesser service and early retirement. Benefits under the senior officer retirement plan are offset 100% by social security benefits received by the officer and are computed on the basis of a straight-life annuity. The plan also provides for pre-retirement death and disability benefits. Amounts owing under the plan are payable from the general assets of the company.

Deferred Compensation Plans.  Our named executive officers are currently excluded from participating in our 401(k) plan by virtue of their compensation level. Accordingly, we have established a deferred compensation plan for certain employees, including the named executive officers, which permits them to defer up to 100% of their compensation to provide for their retirement. Under the deferred compensation plan, the company may make matching contributions on a discretionary basis. None of the named executive officers currently participate in the deferred compensation plan.

Excess Group Life Insurance.  We pay rates for the life insurance policies of our named executive officers above the level that is excludable under applicable tax rules. Payments in connection with the resulting excess coverage are treated as imputed income to the officers and are not deductible by the company.

Retirement of John G. O’Rourke, GEO’s Chief Financial Officer.  Mr. O’Rourke retired as GEO’s Chief Financial Officer effective August 2, 2009. Brian R. Evans, formerly GEO’s Vice President — Finance, Treasurer and Chief Accounting Officer, assumed the position of Chief Financial Officer as of August 2, 2009. Mr. O’Rourke has entered into a two-year consulting agreement with GEO, pursuant to which he will be entitled to receive $20,834 per month during the two years immediately following the termination of his employment in exchange for consulting services. Mr. O’Rourke did not receive a severance payment in connection with his departure.

In connection with his retirement, GEO paid Mr. O’Rourke a total of $3,210,071 which included his retirement benefit of $2,040,000 plus $1,170,071 of applicable gross-up taxes, in accordance with the terms of Mr. O’Rourke’s executive retirement agreement.

How Each Compensation Element Fits into the Overall Compensation Objectives and Affects Decisions Regarding Other Elements

In establishing compensation packages for executive officers, numerous factors are considered, including the particular executive’s experience, expertise and performance, the company’s overall performance and compensation packages available in the marketplace for similar positions. In arriving at amounts for each component of compensation, our Compensation Committee strives to strike an appropriate balance between base compensation and incentive compensation, including equity based compensation and awards under the Senior Management

Performance Award Plan. The committee also endeavors to properly allocate between cash and non-cash compensation (subject to the availability of equity compensation awards under our then current equity compensation plans), and between annual and long-term compensation.

When considering the marketplace, particular emphasis is placed upon compensation packages available at a comparable group of peer companies. The Compensation Committee has consistently worked to establish a meaningful comparable group of peer companies. Today, that comparable group principally consists of two types of companies which are publicly traded and with respect to which compensation data is therefore publicly available: direct competitors in the privatized corrections and detention industry, and diversified government outsourced services providers with revenues and/or market capitalizations approaching or exceeding the $1 billion level.

As noted above, the Compensation Committee has in the past selected and worked with independent compensation consulting firms as appropriate to evaluate its executive compensation program in light of the marketplace to make sure the program is competitive. The Compensation Committee intends to continue this practice on a periodic basis in the future.

SUMMARY COMPENSATION TABLE

The following table shows compensation earned by each of the named executive officers of GEO during 2009, 2008 and 2007, for services in all capacities while they were employees of GEO, and the capacities in which the services were rendered. For purposes of this proxy statement, GEO’s named executive officers are (i) the Chief Executive Officer of GEO, (ii) the Chief Financial Officer of GEO, and (iii) each of the three most highly compensated executive officers of GEO other than the Chief Executive Officer and the Chief Financial Officer.

						Change in
						Pension Value
						and
						Nonqualified
					Non-Equity	Deferred
Name and			Awards($)(1)		Incentive Plan	Compensation	All Other
Principal Position	Year	Salary	Stock	Option	Compensation($)(2)	Earnings($)(3)	Compensation($)(4)	Total

George C. Zoley	2009	1,017,962	946,560	371,500	1,654,179	201,416	61,479	4,253,096
Chairman of the	2008	932,692	—	304,000	1,408,110	193,549	27,897	2,866,248
Board, CEO & Founder	2007	873,269	2,625,990	—	1,842,750	185,680	25,114	5,552,803
Brian R. Evans	2009	360,577	111,360	74,300	174,065	60,991	10,654	791,947
Senior Vice President & CFO
John G. O’ Rourke	2009	265,135	—	—	137,610	121,164	19,752	543,661
Senior Vice President &	2008	398,270	—	15,200	200,298	116,443	21,116	751,327
CFO	2007	379,231	360,430	—	278,000	111,993	17,477	1,147,131
Wayne H. Calabrese	2009	790,000	556,800	222,900	923,106	160,503	21,866	2,675,175
Vice Chairman,	2008	648,654	—	182,400	783,120	155,783	41,084	1,811,041
President & COO	2007	613,654	1,544,700	—	1,036,152	147,915	19,296	3,361,717
John M. Hurley	2009	409,423	111,360	74,300	199,613	123,772	11,425	929,893
Senior Vice President —	2008	374,039	—	15,200	169,425	90,723	11,433	660,820
U.S. Corrections	2007	349,269	308,940	—	226,000	71,583	6,280	962,072
John J. Bulfin	2009	391,846	111,360	55,725	191,022	71,127	35,725	856,805
Senior Vice	2008	359,616	—	30,400	162,648	54,560	8,862	616,086
President, General Counsel & Secretary,	2007	349,269	308,940	—	226,000	44,957	4,839	934,005

(1)	These columns reflect the aggregate grant date fair value with respect to stock and stock option awards during 2009, 2008 and 2007 for each named executive officer, calculated in accordance with FASB 718. Assumptions used in the calculation of the amounts related to stock option awards are described in Note 1 to the Company’s audited financial statements for the fiscal year ended January 3, 2010, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 22, 2010. None of these stock or stock option awards are subject to performance conditions.

(2)	We regard our Senior Management Performance Award Plan as our annual bonus plan. The column of this table entitled “Non-Equity Incentive Plan Compensation” consists solely of amounts accrued in 2009, 2008 and 2007, and paid in 2010, 2009 and 2008, respectively, under our Senior Management Performance Award Plan with respect to each of our named executive officers. Please see “Compensation Discussion & Analysis” and “Certain Material Executive Compensation Arrangements” for a further description of our Senior Management Performance Award Plan. In 2009, the targeted adjusted net income after tax and revenue was $67,200,000 and $1,108,000,000 respectively. The actual results achieved for adjusted net income after tax and revenue was $71,186,000 and $1,141,090,000 respectively. There was no discretionary component in the 2009 performance awards.

(3)	Figures in this column consist of amounts accrued in 2009, 2008 and 2007 and with respect to each named executive officer’s executive retirement agreement or senior officer retirement arrangement. For Messrs. Zoley, O’Rourke and Calabrese, these amounts include tax gross-ups which we would have to pay in connection with their retirement payments pursuant to the terms of their retirement agreements. Mr. O’Rourke received a lump sum of $3,210,071 in full settlement of his executive retirement agreement in August 2009. Please see “Compensation Discussion & Analysis” and “Certain Material Executive Compensation Arrangements” for a further description of our executive retirement agreements and our senior officer retirement arrangements.

(4)	The following sets forth for each named executive officer the description and amount of each item comprising each officer’s total compensation appearing in the “All Other Compensation” column for 2009, 2008 and 2007:

				Excess
		Auto	Club	Group Life	Total All Other
		Allowance($)	Dues($)	Insurance($)(5)	Compensation($)

George C. Zoley	2009	52,849	6,433	2,197	61,479
	2008	20,147	5,634	2,116	27,897
	2007	20,147	3,238	1,729	25,114
Brian R. Evans	2009	10,529	—	125	10,654
John G. O’Rourke	2009	14,729	3,753	1,270	19,752
	2008	13,418	5,634	2,064	21,116
	2007	12,561	3,238	1,678	17,477
Wayne H. Calabrese	2009	15,380	6,433	53	21,866
	2008	35,399	5,634	51	41,084
	2007	15,865	3,238	193	19,296
John M. Hurley	2009	8,464	—	2,961	11,425
	2008	8,582	—	2,851	11,433
	2007	5,786	—	494	6,280
John J. Bulfin	2009	35,409	—	316	35,725
	2008	8,558	—	304	8,862
	2007	4,607	—	232	4,839

(5)	We pay rates for the life insurance policies of our named executive officers above the level that is excludable under applicable tax rules. The resulting excess coverage represented in this column is treated as imputed income to the officers.

CERTAIN MATERIAL EXECUTIVE COMPENSATION AGREEMENTS AND ARRANGEMENTS

The following executive compensation agreements and arrangements are material to an understanding of the amounts paid and/or payable to our named executive officers disclosed in the table above.

EXECUTIVE EMPLOYMENT AGREEMENTS

Effective December 31, 2008, we entered into new amended and restated executive employment agreements with Messrs. Zoley and Calabrese (the “New Employment Agreements”). The New Employment Agreements were in effect for fiscal year 2009. The New Employment Agreements for Messrs. Zoley and Calabrese have continuously rolling three-year terms. The New Employment Agreements provide that Messrs. Zoley and Calabrese will receive an annual base salary of $935,000 and $650,000, respectively, subject to annual cost of living increases not lower than 5% per year, to be established by the board of directors. The New Employment Agreements also provide that each executive is entitled to receive a target annual performance award in accordance with the terms of any plan governing senior management performance awards then in effect as established by the board of directors, which is currently the Senior Management Performance Award Plan. Mr. Zoley is entitled to receive a target annual performance award of up to a maximum of 150% of his annual base salary in accordance with the Senior Management Performance Award Plan. Mr. Calabrese is entitled to receive a target annual performance award of up to a maximum of 120% of his annual base salary in accordance with the Senior Management Performance Award Plan.

Each New Employment Agreement provides that upon the termination of the agreement for any reason other than by GEO for cause (as defined in the employment agreement) or by the executive without good reason (as defined in the employment agreement), the executive will be entitled to receive a termination payment equal to the following: (i) in the case of Mr. Zoley, 5 (five) times his annual base salary at the time of such termination together with any gross-up payments (as defined in the employment agreement) and, in the case of Mr. Calabrese, 4.4 (four-point-four) times his annual base salary at the time of such termination together with any gross-up payments (as defined in the employment agreement), plus (ii) the continuation of the executive benefits (as defined in the employment agreement) for a period of ten years. In addition, the New Employment Agreements provide that upon such termination of the executive, GEO will transfer all of its interest in any automobile used by the executive pursuant to its employee automobile policy and pay the balance of any outstanding loans or leases on such automobile so that the executive owns the automobile outright. In the event such automobile is leased, the New Employment Agreements provide that GEO will pay the residual cost of the lease. The New Employment Agreements provide that if any payment to the executive thereunder would be subject to federal excise taxes imposed on certain employment payments, GEO will make an additional payment to the executive to cover any such tax payable by the executive together with the taxes on such gross-up payment.

Upon the termination of the New Employment Agreements by GEO for cause or by the executive without good reason, the executive will be entitled to only the amount of compensation that is due through the effective date of the termination, including any performance award that may be due and payable to the executive under the terms of the Senior Management Performance Award Plan. Each New Employment Agreement includes a non-competition covenant that runs through the three-year period following the termination of the executive’s employment, and customary confidentiality provisions.

RETIREMENT OF MR. JOHN O’ROURKE, GEO’S CHIEF FINANCIAL OFFICER

Mr. O’Rourke retired as GEO’s Chief Financial Officer effective August 2, 2009. In connection with his retirement, GEO paid Mr. O’Rourke a total of $3,210,071 which included his retirement benefit of $2,040,000 plus $1,170,071 of applicable gross-up taxes, in accordance with the terms of Mr. O’Rourke’s executive retirement agreement. Mr. O’Rourke also entered into a two-year consulting agreement with GEO, pursuant to which he will be entitled to receive $20,834 per month during the two years immediately following the termination of his employment in exchange for consulting services. Mr. O’Rourke did not receive a severance payment in connection with his departure. Brian R. Evans, formerly GEO’s Vice President — Finance, Treasurer and Chief Accounting Officer, assumed the position of Chief Financial Officer as of August 2, 2009.

EXECUTIVE RETIREMENT AGREEMENTS

We also have executive retirement agreements with Messrs. Zoley and Calabrese. The retirement agreements provide that upon the later of (i) the date the executive actually retires from employment with GEO, or (ii) the executive’s 55th birthday, GEO will make a lump sum payment to the executive. See “Potential Payments Upon Termination or Change in Control” for the amounts we would have had to pay each executive as of January 3, 2010 pursuant to their executive retirement agreements had they each retired at their current age as of that date. The executive retirement agreements also require us to make tax gross-up payments with respect to the retirement payments in aggregate amounts that ensure that the executives receive the full amount of their retirement payments on an after tax basis. Had the executives retired on January 3, 2010, the aggregate amount of these tax gross-up payments would have been $1,950,118 and $1,560,094 for Messrs. Zoley and Calabrese, respectively.

The retirement agreements provide that if the executive should die after his 55th birthday but before he retires from GEO, GEO shall immediately pay to the executive’s beneficiar(ies) or estate the amount GEO would have paid to the executive had he retired immediately prior to his death. The retirement agreements include non-competition provisions that run for a two-year period after the termination of the executive’s employment. Both Mr. Zoley and Mr. Calabrese have reached the age of 55.

OTHER SENIOR OFFICER EMPLOYMENT AGREEMENTS

We have senior officer employment agreements with Messrs. Evans, Hurley and Bulfin. The employment agreements have rolling two-year terms which continue until each executive reaches age 67 absent earlier termination. The agreements provide that Messrs. Evans, Hurley and Bulfin will each receive an annual base salary of $400,000, $315,000, and $360,000, respectively. In accordance with the terms of the agreements, those salaries have been increased since the execution of the respective agreements. The amounts of base salaries that were paid to each of these executives during fiscal years 2007, 2008 and 2009 are set forth in the Summary Compensation Table above. The executives are also entitled to receive a target annual incentive bonus in accordance with the terms of our Senior Management Performance Award Plan which is further described below.

The senior officer employment agreements provide that upon the termination of the agreement for any reason other than by GEO for cause (as defined in the employment agreement) or by the voluntary resignation of the executive, the executive will be entitled to receive a termination payment equal to the following: (1) two years of the executive’s then current annual base salary; plus (2) either the continuation of the executive’s employee benefits (as defined in the employment agreement) for a period of two years, or in the case of Mr. Hurley, at his election, a cash payment equal to the present value of GEO’s cost of providing such executive benefits for a period of two years; plus (3) the dollar value of the sum of paid vacation time that the executive was entitled to take immediately prior to the termination which was not in fact taken by the executive. In addition, the employment agreements provide that upon such termination of the executive, we will transfer all of our interest in any automobile used by the executive pursuant to our employee automobile policy and pay the balance of any outstanding loans or leases on such automobile so that the executive owns the automobile outright. In the event such automobile is leased, the employment agreements provide that we will pay the residual cost of the lease. Also, upon such termination, all of the executive’s unvested stock options will fully vest immediately.

Upon the termination of the employment agreements by us for cause or by the voluntary resignation of the executive, the executive will be entitled to only the amount of salary, bonus, and employee benefits that is due through the effective date of the termination. Each employment agreement includes a non-competition covenant that runs through the two-year period following the termination of the executive’s employment, and customary confidentiality provisions.

SENIOR OFFICER RETIREMENT PLAN

GEO maintains a senior officer retirement plan for all of its Senior Vice Presidents, including Mr. Evans, Mr. Bulfin and Mr. Hurley. The senior officer retirement plan is a non-qualified defined benefit plan and, subject to certain maximum and minimum provisions, provides for the payment to the officer of a monthly retirement benefit based on a percentage of the officer’s final average annual salary earned during the employee’s last five years of credited service (excluding bonus) times the employee’s years of credited service. A participant will vest in his or her benefits under the senior officer retirement plan upon the completion of ten (10) years of service, provided such participant remains continuously employed by the company until at least age fifty five (55). The amount of benefit increases for each full year beyond ten (10) years of service except that there are no further increases after twenty-five (25) years of service. The maximum target benefit under the senior officer retirement plan is 45% of final average annual salary. Reduced benefits are payable for lesser service and early retirement. Benefits under the senior officer retirement plan are offset one hundred percent (100%) by social security benefits received (or estimated social security benefits to be received, if applicable) by the officer and are computed on the basis of a straight-life annuity. The plan also provides for pre-retirement death and disability benefits. Amounts owing under the plan are payable from the general assets of the company.

SENIOR MANAGEMENT PERFORMANCE AWARD PLAN

We have a Senior Management Performance Award Plan which is our annual senior executive bonus plan and is referred to in this proxy statement as the Award Plan. All of our named executive officers participate in the Award Plan. The Award Plan is governed by the Compensation Committee of the Board of Directors and the Award Plan is administered on a day to day basis by the CEO and Vice President of Human Resources. A description of the Award Plan is set forth in Proposal 3 of this proxy statement and a copy of the Award Plan is included in this proxy statement as Annex A. The Award Plan will be voted upon by the shareholders through Proposal 3. The Award Plan is substantially the same as the senior executive bonus plan we have had in place since 2005, and is being submitted for shareholder approval in order to secure ongoing tax deductions under the Internal Revenue Code, as further discussed below.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to grants of awards to the named executive officers under our non-equity and equity compensation plans in 2009:

									All Other
								All Other	Option
		Estimated Future Payouts			Estimated Future			Stock Awards:	Awards:	Exercise	Grant Date
		Under			Payouts Under			Number of	Number of	or Base	Fair Value
		Non-Equity			Equity Incentive Plan			Shares of	Securities	Price of	of Stock
		Incentive Plan Awards(1)			Awards			Stock or	Underlying	Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	($)	($)	($)	(#)(2)(3)	(#)(3)(4)	($/Sh)	($)(4)(5)

George C. Zoley	06/26/09	736,500	1,473,000	2,209,500	—	—	—	51,000			18.56
	10/28/09								50,000	21.07	7.43
Brian R. Evans	06/26/09	100,000	200,000	450,000				6,000			18.56
	10/28/09								10,000	21.07	7.43
John J. O’Rourke		—	—	—	—	—	—	—	—	—	—
Wayne H. Calabrese	06/26/09	411,000	822,000	1,233,000	—	—	—	30,000			18.56
	10/28/09								30,000	21.07	7.43
John M. Hurley	06/26/09	88,875	177,750	399,938	—	—	—	6,000			18.56
	10/28/09								10,000	21.07	7.43
John J. Bulfin	06/26/09	85,050	170,100	382,725	—	—	—	6,000			18.56
	10/28/09				—	—	—		7,500	21.07	7.43

(1)	This column reflects the threshold, target and maximum amounts that our named executive officers were eligible to receive under our Senior Management Performance Award Plan with respect to fiscal year 2009. For a description of how these amounts have been calculated, please see “Certain Material Executive Compensation Agreements and Arrangements — Senior Management Performance Award Plan.” For information on the amounts that our named executive officers actually received under our Senior Management Performance Award Plan for 2009, please see the Non-Equity Incentive Compensation column of the Summary Compensation table above. For the purposes of the maximum calculations in this column, we have assumed that our Senior Vice Presidents would have received the maximum discretionary adjustments for which they are eligible.

(2)	The grant date fair value of the foregoing restricted stock awards calculated in accordance with FASB 718 is $18.56, the closing price of our stock on the grant date of June 26, 2009. None of these awards are subject to performance conditions. The following table sets forth the vesting schedule for all of the restricted stock awards presented in this table:

Percentage
Vested
Vesting Dates	Stock

September 1, 2010	25%
September 1, 2011	25%
September 1, 2012	25%
September 1, 2013	25%

(3)	All of these awards were granted pursuant to our 2006 stock incentive plan.

(4)	The following table sets forth the vesting schedule for all of the stock options presented in this table:

Percentage
Vested
Vesting Dates	Stock

October 28, 2009	20%
October 28, 2010	20%
October 28, 2011	20%
October 28, 2012	20%
October 28, 2013	20%

(5)	This column reflects the grant date fair value of stock option awards granted to the named executive officers in 2009, as calculated in accordance with FASB 718. None of these awards are subject to performance conditions.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information regarding equity-based awards held by our named executive officers as of January 3, 2010.

	Option Awards						Stock Awards
										Equity
									Equity	Incentive
				Equity					Incentive	Plan Awards:
				Incentive					Plan Awards:	Market or
				Plan Awards:					Number of	Payout Value
	Number of		Number of	Number			Number of	Market Value	Unearned	Of Unearned
	Securities		Securities	of Securities			Shares or	of Shares	Shares, Units	Shares, Units
	Underlying		Underlying	Underlying			Units of	or Units	or Other	Or Other
	Unexercised		Unexercised	Unexercised	Option		Stock That	of Stock	Rights That	Rights That
	Options		Options	Unearned	Exercise	Option	Have Not	That Have	Have Not	Have Not
	(#)		(#)	Options	Price	Expiration	Vested	Not Vested	Vested	Vested
Name	Exercisable		Unexercisable	(#)	($)	Date	(#)(4)	($)(5)	(#)	($)

George C. Zoley	210,000		—	—	3.1000	02/08/11	141,241	3,090,353	—	—
	225,000		—	—	5.1334	02/07/12
	63,819		—	—	3.1700	02/12/13
	163,635		—	—	4.6667	05/01/13
	28,455		—	—	6.0834	08/05/14
	29,601		—	—	7.5100	03/02/16
	20,000	(1)	30,000	—	16.6900	10/30/18
	10,000	(2)	40,000	—	21.0700	10/28/19

Brian R. Evans	3,600		—	—	7.6434	02/05/14	11,157	244,115	—	—
	3,600		—	—	7.6967	05/06/14
	3,600	(4)	2,400	—	21.5550	02/05/17
	2,000	(1)	3,000	—	16.6900	10/30/18
	2,000	(2)	8,000	—	21.0700	10/28/19

John G. O’Rourke	65,454		—	—	4.6667	05/01/13
	14,490		—	—	6.0834	08/05/14

Wayne H. Calabrese	150,000		—	—	3.1000	02/08/11	82,578	1,806,807	—	—
	150,000		—	—	5.1334	02/07/12
	42,546		—	—	3.1700	02/12/13
	109,095		—	—	4.6667	05/01/13
	18,966		—	—	6.0834	08/05/14
	11,841	(3)	2,958	—	7.5100	03/02/16
	12,000	(1)	18,000	—	16.6900	10/30/18
	6,000	(2)	24,000	—	21.0700	10/28/19

John M. Hurley	90,000		—	—	5.1334	02/07/12	16,743	366,337	—	—
	8,726		—	—	6.0834	08/05/14
	1,000	(1)	1,500	—	16.6900	10/30/18
	2,000	(2)	8,000	—	21.0700	10/28/19

John J. Bulfin	90,000		—	—	5.1334	02/07/12	16,743	366,337	—	—
	25,527		—	—	3.1700	02/12/13
	65,454		—	—	4.6667	05/01/13
	14,490		—	—	6.0834	08/05/14
	2,000	(1)	3,000	—	16.6900	10/30/18
	1,500	(2)	6,000	—	21.0700	10/28/19

(1)	These remaining unvested stock options are scheduled to vest in three equal 33.34% increments on October 30, 2010, October 30, 2011, and October 30, 2012, respectively.

(2)	These remaining unvested stock options are scheduled to vest in four equal 25% increments on October 28, 2010, October 28, 2011, October 28, 2012 and October 28, 2013, respectively.

(3)	These stock options vested on March 2, 2010.

(4)	All shares in this column consist of restricted stock awards, which vest in four equal 25% increments per year over a four-year period. The stock awarded on May 4, 2006 and May 9, 2007 vest over the four year period immediately following the grant. The shares granted on June 26, 2009 vest in four equal 25% on September 1, 2010, September 1, 2011, September 1, 2012, and September 1, 2013, respectively.

(5)	Amounts in this column have been calculated using an assumed stock price of $21.88, the closing price of our common stock on December 31, 2009, the last business day of our fiscal year 2009.

OPTION EXERCISES AND STOCK-VESTED

The following table sets forth certain information regarding stock option exercises by, and the vesting of stock-based awards of, each of the named executive officers of GEO during 2009.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

George C. Zoley	165,000	3,034,337	64,741	1,089,630
Brian R. Evans	—	—	3,657	61,461
John G. O’Rourke	97,627	1,577,497	9,222	153,793
Wayne H. Calabrese	67,000	1,074,948	37,578	631,884
John M. Hurley	—	—	7,743	129,977
John J. Bulfin	—	—	7,743	129,940

PENSION BENEFITS

The following table sets forth certain information with respect to each plan that provides for payments to each of the named executive officers of GEO at, following, or in connection with retirement from GEO.

		Number of	Present
		Years	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)(3)	($)

George C. Zoley	Executive Retirement Agreement	(1)	5,350,118	—
Brian R. Evans	Senior Officer Retirement Plan	9.17	60,991	—
John G. O’Rourke	Executive Retirement Agreement	(2)	—	3,210,071
Wayne H. Calabrese	Executive Retirement Agreement	(1)	4,280,094	—
John M. Hurley	Senior Officer Retirement Plan	11.08	411,535	—
John J. Bulfin	Senior Officer Retirement Plan	9.83	221,530	—

(1)	The benefits of Messrs. Zoley and Calabrese under their executive retirement agreements are triggered upon the attainment of the retirement age of 55 years old without regard to years of credited service. Messrs. Zoley and Calabrese are 55 or older and therefore all of their benefits under their executive retirement agreements are fully vested.

(2)	Mr. O’Rourke retired effective August 2009 and received full settlement of his benefits under the Executive Retirement Agreement. His settlement included a tax gross-up of $1,170,071.

(3)	This column reflects amounts relating to each named executive officer’s retirement agreement or retirement plan. In the case of Messrs. Zoley and Calabrese, the amounts shown include $1,950,118 and $1,560,094, respectively, in tax gross-up payments that we would be required to make on their behalf in connection with their retirement payments pursuant to the terms of their executive retirement agreements. The assumptions used in GEO’s actuarial calculation of pension costs are based on payments in the form of a life annuity using market information and GEO’s historical rates for employment compensation. Such actuarial assumptions are based using mortality tables for healthy participants and include a discount rate of 5.75% and a rate of compensation increase of 5.00%. Please see “Certain Material Executive Compensation Agreements and Arrangements” for a description of our executive and senior officer retirement agreements and arrangements.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table sets forth for each named executive officer the payments that we would have been required to make as of January 3, 2010 (i) pursuant to the officer’s employment agreement, in connection with the termination of the officer’s employment as of that date by GEO without cause or by the officer for good reason (as such terms are defined in each officer’s employment agreement), (ii) pursuant to the officer’s employment agreement, in connection with the termination of the officer’s employment as of that date by GEO for cause (as defined in each officer’s employment agreement) or by the officer upon the officer’s resignation, and (iii) pursuant to the officer’s retirement agreement or arrangement, in connection with the termination of the officer’s employment as of that date for any reason (including due to the retirement, death or disability of the officer). All of the payments in the table would have been payable pursuant to the employment and retirement agreements and arrangements described more fully above under “Certain Material Executive Compensation Agreements and Arrangements.” All amounts in the table would have been payable in lump sums from the general assets of GEO.

	Payment Due	Payment Due
	Pursuant to Officer’s	Pursuant to Officer’s	Payment Due
	Employment	Employment	Pursuant to Officer’s
	Agreement upon	Agreement upon a	Retirement
	Termination either	Termination by	Agreement or
	by Company Without	Company With Cause	Arrangement upon
	Cause or by Officer	or Resignation by	a Termination
	for Good Reason	Officer	for Any Reason
Name	($)(1)(2)(3)	($)(2)(4)	($)(2)(4)(5)(6)

George C. Zoley	5,538,302	—	5,350,118
Brian R. Evans	895,335	—	60,991
John G. O’Rourke(7)	—	—	—
Wayne H. Calabrese	3,418,402	—	4,280,094
John M. Hurley	880,835	—	411,535
John J. Bulfin	899,135	—	221,530

(1)	Our current employment agreements with our named executive officers do not provide for any payments in connection with a change in control. Each officer would only have received the amount set forth in this column in connection with a change in control on January 3, 2010 if such officer was terminated by GEO without cause or the officer terminated his employment for good reason, in each case, in connection with the change in control. Currently, only the employment agreements with Messrs. Zoley and Calabrese contain a right of the officer to terminate employment for good reason.

(2)	In the event of a termination for any reason of any named executive officer on January 3, 2010, such officer would also have been entitled to receive the amounts set forth in the column of this table entitled “Payment Due Pursuant to Officer’s Retirement Agreement or Arrangement Upon a Termination For Any Reason” pursuant to the officer’s retirement agreement or arrangement.

(3)	For each named executive officer, these amounts consist of the following payments that would be due under the terms of the named executive officer’s employment agreement upon a termination without cause: (i) severance payments equal to the named executive officer’s current base salary increased by a multiplier as specified in the officer’s employment agreement; (ii) the net present value of health care and other benefits due to the named executive officer; and (iii) the fair value of remaining payments under the executive’s automobile loan or lease. All severance amounts are calculated using each named executive officer’s annual salary base effective January 3, 2010. Although our executive employment agreements with Messrs. Zoley and Calabrese also require us to make tax gross-up payments for certain excise taxes that may be triggered in connection with a change in control, we do not believe that any such taxes would have been applicable to a termination without cause in connection with a change in control as of January 3, 2010.

(4)	Although no named executive officer is eligible to receive a payment in connection with a termination for cause or a resignation pursuant to the officer’s employment agreement, each officer is entitled to receive all accrued and unpaid amounts under the officer’s employment agreement through the date of termination.

(5)	The benefits of Messrs. Zoley, Calabrese, and Hurley under their retirement agreements are fully vested and those officers would therefore have been entitled to receive the amounts set forth in this column if their employment with GEO had been terminated for any reason on January 3, 2010, whether by GEO or the officer, regardless of whether cause or good reason existed, and including in the event of a termination due to the retirement, death or disability of the officer. Messrs. Evans and Bulfin have not yet vested under our senior officer retirement plan as of January 3, 2010 due to the fact that neither officer had accumulated ten years of service as of that date. Please see “Certain Material Executive Compensation Agreements and Arrangements” for a description of our executive and senior officer retirement agreements and arrangements.

(6)	The pension amounts shown with respect to Messrs. Zoley and Calabrese include tax gross-up payments of $1,950,118 and $1,560,094 respectively, that we would have had to make on their behalf pursuant to the terms of their executive retirement agreements had the officers retired on January 3, 2010. Please see “Certain Material Executive Compensation Agreements and Arrangements” for a description of our executive and senior officer retirement agreements and arrangements.

(7)	John G. O’Rourke retired on August 2, 2009 and received a total of $3,210,071 in full settlement of his benefits under his Executive Retirement Agreement. He is not entitled to any potential payment upon a termination or change in control.

DIRECTORS’ COMPENSATION

The following table shows the compensation earned by each director who was not an officer during fiscal year 2009.

	Fees Earned
	or Paid	Award($)		All Other
Name	in Cash($)(1)	Stock(2)(3)	Option(3)(4)	Compensation($)	Total($)

Norman A. Carlson	126,200	55,680	37,157	—	219,037
Anne N. Foreman	141,700	55,680	37,157	—	234,537
Richard H. Glanton	165,100	55,680	37,157	—	257,937
John M. Palms	121,200	55,680	37,157	—	214,037
John M. Perzel(5)	132,000	55,680	37,157	—	224,837

(1)	These amounts consist of: (i) an annual retainer fee which was paid at a rate of $60,000 per year; (ii) a payment of $5,000 for each committee with respect to which a director served as chairperson; (iii) a payment of $1,500 for each board meeting attended by each director (minimum four per year); (iv) a payment of $1,200 for each committee meeting attended by each board member; and (v) a per diem of $3,000 for various board related activities such as continuing education and attending conferences.

(2)	This column reflects the aggregate grant date fair value with respect to stock awards during 2009 for each director who is not a named executive officer. Each director received 3,000 shares of restricted stock on June 26, 2009. The grant date fair value of these awards as calculated in accordance with FASB 718 was $18.56 per share, which was the closing price of our common stock on the grant date.

(3)	This column reflects the aggregate grant date fair value with respect to option awards during 2009 for each director who is not a named executive officer. Each director was awarded 5,000 stock options on October 28, 2009 at a per share price of $21.07, the closing price of our common stock on the grant date of the award. The grant date fair value of these awards as calculated in accordance with FASB 718 was $7.43 per share. These stock options vest 100% on the date of grant. Assumptions used in the calculation of these amounts are described in Note 1 to the Company’s audited financial statements for the fiscal year ended January 3, 2010, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 22, 2010.

(4)	The table below sets forth the aggregate number of shares of common stock subject to stock awards and option awards held by each director who is not a named executive officer outstanding as of the end of fiscal year 2009.

Name	Stock	Options

Norman A. Carlson	6,500	52,600
Anne N. Foreman	6,500	40,600
Richard H. Glanton	6,500	10,100
John M. Palms	6,500	10,000
John M. Perzel(5)	—	15,100

(5)	John Perzel resigned from the board of directors on November 12, 2009. On November 12, 2009, 6,500 shares of restricted stock were cancelled. On February 10, 2010, 7,000 stock options were cancelled. As of March 3, 2010, Mr. Perzel held 8,100 options with an exercise price of $10.73. These options will expire on February 8, 2015.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

In accordance with the powers and duties of the Compensation Committee as set forth in its charter, the committee hereby reports the following:

1.	The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K set forth elsewhere in this proxy statement; and

2.	Based on the review and discussion referred to in the preceding paragraph, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee:

Richard H. Glanton (Chairman)
Anne N. Foreman
Christopher C. Wheeler

AUDIT AND FINANCE COMMITTEE REPORT

In accordance with the powers and duties of the Audit and Finance Committee as set forth in its charter, the committee hereby reports the following:

1.	The Audit and Finance Committee has reviewed and discussed the audited financial statements for the fiscal year with management;

2.	The Audit and Finance Committee has discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Sec 380) as then modified or supplemented;

3.	The Audit and Finance Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence;

4.	Based on the review and discussions referred to in paragraphs 1.) through 3.) above, the Audit and Finance Committee recommends to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year for filing with The Securities and Exchange Commission;

5.	The Audit and Finance Committee has reviewed all fees, both audit related and non-audit related, of the independent accountant and considers the provision of non-audit services to be compatible with the maintenance of the independent accountant’s independence; and

6.	All members of the Audit and Finance Committee are independent as independence is defined in Sections 303 of the NYSE’s current listing standards.

By the Audit and Finance Committee:

Richard H. Glanton (Chairman)
John M. Palms
Christopher C. Wheeler

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In 2009, David Meehan, Director of Business Development for GEO Care, received wages of $144,208 and 1,000 stock options with a grant date fair value of $7.43 per share. Mr. Meehan is the son-in-law of George Zoley, our Chairman, CEO and Founder. This relationship did not require any separate approvals under our applicable policies and procedures. Except for these relationships, there were no material relationships or related party transactions during fiscal year 2009 requiring disclosure pursuant to Item 404 of Regulation S-K. Under its charter, our Audit and Finance Committee has the authority to review and approve certain transactions involving more than $100,000 between GEO and any director, officer or employee of GEO.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2009, Richard H. Glanton, Anne N. Foreman and John M. Perzel served on our Compensation Committee. None of the members of the Compensation Committee served as an officer or employee of GEO or any of GEO’s subsidiaries during fiscal year 2009 or any prior year. There were no material transactions between GEO and any of the members of the Compensation Committee during fiscal year 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that GEO’s directors, executive officers and persons who beneficially own 10% or more of GEO’s common stock file with the SEC initial reports of ownership and reports of changes in ownership of our stock and our other equity securities. To GEO’s knowledge, based solely on a review of the copies of such reports furnished to GEO and written representations that no other reports were required, during the year ended January 3, 2010, all such filing requirements applicable to GEO’s directors, executive officers and greater than 10% beneficial owners were complied with.

Proposal 2

Ratification of Independent Registered Certified Public Accountants

The Audit and Finance Committee of our board of directors has appointed Grant Thornton LLP as our independent registered certified public accountants for the 2010 fiscal year. The Audit and Finance Committee is responsible for the appointment, oversight and termination of our independent registered certified public accountants. We are seeking the ratification of our shareholders of this appointment, although our Audit and Finance Committee is not bound by any shareholder action on this matter.

If the appointment of Grant Thornton LLP as our independent registered certified public accountants is not ratified by our shareholders, the Audit and Finance Committee will reconsider its appointment, but may nevertheless retain Grant Thornton LLP. Also, even if the appointment of Grant Thornton LLP as our independent registered certified public accountants is ratified by our shareholders, the Audit and Finance Committee may direct the appointment of a different independent auditor at any time during the year if the Audit and Finance Committee determines, in its discretion, that such a change would be in our best interests. Grant Thornton LLP has advised GEO that no partner or employee of Grant Thornton LLP has any direct financial interest or any material indirect interest in GEO other than receiving payment for its services as independent certified public accountants.

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote “FOR” the ratification of Grant Thornton LLP as our independent registered certified public accountants for the 2010 fiscal year.

Proposal 3

Approval of Senior Management Performance Award Plan

Background

We are asking our shareholders to approve The GEO Group, Inc. Senior Management Performance Award Plan, which is our annual senior executive bonus plan and is referred to in this proxy statement as the Award Plan. This Award Plan is substantially the same as the senior executive bonus plan we have had in place since 2005, and is being submitted for shareholder approval in order to secure ongoing tax deductions under the Internal Revenue Code, as further discussed below. The Compensation Committee and Board of Directors approved the plan in

March 2010, subject to shareholder approval. The description of the Award Plan is a summary of its principal provisions and is qualified in its entirety by reference to the Award Plan, a copy of which is included in this proxy statement as Annex A.

The Award Plan is being submitted to you for approval to preserve the tax deductibility of cash incentive awards to executive officers under Section 162(m) of the Internal Revenue Code. Section 162(m) limits to $1 million per year the deductibility of compensation to the Chief Executive Officer and the next three most highly compensated executive officers other than the Chief Financial Officer. This limit does not apply to compensation defined in Section 162(m) as “qualified performance-based compensation.” In order for awards under the Award Plan to constitute “qualified performance-based compensation,” shareholders must approve the Award Plan every five years. The Award Plan was last approved by shareholders in 2005, and the plan is now being resubmitted for shareholder approval at this annual meeting to satisfy this Section 162(m) requirement.

Purpose

The purpose of the Award Plan is to attract, retain and motivate designated key employees by providing performance-based cash awards. The Award Plan provides performance-related cash incentive compensation opportunities to our participating executive officers and employees. The Award Plan rewards outstanding performance by those individuals whose decisions and actions affect the sustainable growth and profitability of the Company. The performance criteria set forth in the Award Plan are intended to align the interests of participating employees with the interests of shareholders.

Administration

The Award Plan is governed by the Compensation Committee and is administered on a day to day basis by the Chief Executive Officer and the Vice President of Human Resources. The Compensation Committee has the discretion to make all determinations necessary or appropriate under the plan. The Compensation Committee is currently comprised of not less than two individuals who qualify as “outside directors” under Section 162(m) of the Code, or another Committee of the board satisfying such requirement. Under the Award Plan, the Compensation Committee has the exclusive authority and responsibility to:

•	interpret the Award Plan,

•	determine the timing and form of amounts to be paid out under the Award Plan and the conditions for payment thereof,

•	certify attainment of performance goals and other material terms,

•	reduce Performance Awards,

•	authorize the payment of all benefits and expenses of the Award Plan,

•	adopt, amend and rescind rules and regulations relating to the Award Plan, and

•	make all other determinations and take all other actions necessary or desirable for the Award Plan’s administration, including, without limitation, correcting any defect, supplying any omission or reconciling any inconsistency in the Award Plan in the manner and to the extent it shall deem necessary to carry the Award Plan into effect.

Eligible Employees/Performance Awards

All of our named executive officers, as well as our Senior Vice Presidents who are not named executive officers, are eligible to participate in the Award Plan. Under the plan, each of GEO’s named executive officers is eligible to receive annual cash incentive compensation based on GEO’s budgeted revenue and net income after tax for the fiscal year. For purposes of the plan, net income after tax means GEO’s net income after all federal, state and local taxes. Extraordinary items and changes in accounting principles, as defined by U.S. generally accepted accounting principles, may be disregarded in determining GEO’s net income after tax. Non-recurring and unusual items not included or planned for in GEO’s annual budget may also be excluded from net income after tax in the sole and absolute discretion of the Compensation Committee. In determining the amount of annual incentive cash compensation awarded, net income after tax is weighted 65% and revenue is weighted 35% (collectively, the “Target Weighting of Revenue and Net-Income-After-Tax”).

The following table shows, for each named executive officer, the annual incentive target amount as a percentage of salary that the respective officer is eligible to receive under the plan.

Annual Incentive Target Amount
Named Executive Officer:	(As a Percentage of Salary):

Chief Executive Officer	150%
President	120%
Chief Financial Officer	50%
Senior Vice Presidents	45%

Under the terms of the plan, each named executive officer’s annual incentive cash compensation award is calculated by applying the following percentage adjustment methodology separately to the respective Target Weighting of Revenue and Net-Income-After-Tax results in accordance with the following table:

Percentage of Budgeted	Percentage by which the
Fiscal Year Targets Achieved	Target Weighting of
for Revenue and for	Revenue and Net-Income-After-
Net-Income-After-Tax	Tax is Reduced/Increased

Less than 80%	No Performance Award
80% — 100%	2.5 times the percentage (negative) difference between the actual achieved percentages of budgeted Revenue and Net-Income-After-Tax
100%	No Adjustment to Target Weighting
101% — 120%	(Amounts over 120% shall not be considered for purposes of this calculation) 2.5 times the percentage (positive) difference between the actual achieved percentages of budgeted Revenue (up to 120%) and Net-Income-After-Tax targets and 100% of the Revenue and Net-Income-After-Tax targets

In addition to the amounts above, if the budgeted goals for revenue and net income after tax are exceeded, the annual incentive target amounts for the Chief Financial Officer and the other Senior Vice Presidents may be increased up to an additional 50% of the executive’s annual incentive target amount upon the recommendation of the Chief Executive Officer subject to the approval of the Compensation Committee. The Chief Executive Officer and the President are not eligible for discretionary adjustments. The 50% discretionary bonus is by definition not based on any objective criteria and is based solely on the CEO’s and the Compensation Committee’s judgment. Factors typically considered by the Compensation Committee and the Chief Executive Officer in determining whether to grant the discretionary award include the contribution of the particular individual during the fiscal year and the overall performance of GEO during the fiscal year. GEO does not set performance targets under the plan in advance, the achievement of which would require payment of the discretionary bonus under the plan.

For fiscal year 2009, the performance targets for revenue and net income after tax under the plan were $1,108,000,000 and $67,200,000, respectively, and the actual results achieved by GEO in fiscal year 2009 for revenue and adjusted net income after tax were $1,141,090,000 and $71,186,000, respectively. Net income after tax was adjusted for certain non-recurring items in accordance with the terms of the plan. There were no discretionary awards made under the plan in 2009.

The maximum amount of an award as a percentage of annual salary that may be granted to any named executive officer under the Award Plan is 225% and the maximum salary that may be paid to any participant under the terms of the plan is $2,000,000 per year.

Payment of Performance Awards

Performance Awards will be paid in cash as soon as practicable after the award amounts are approved and certified in writing by the Committee.

Amendment and Termination

The board may, in its sole discretion, amend, modify, suspend, discontinue or terminate the Award Plan or adopt a new plan in place of the Award Plan at any time. However, no amendment, suspension or termination may, without the consent of the participant, alter or impair a participant’s right to receive payment of a Performance Award for any fiscal year that is payable under the Award Plan.

Under the terms of the plan, no amendment to the plan may alter the performance goals, increase the maximum amount which can be awarded to any participant, change the class of eligible employees or the target performance awards (% of salary) or make any other change that would require shareholder approval under the exemption for performance-based compensation under Section 162(m) of the Internal Revenue Code, in each case, without the prior approval of GEO’s shareholders (to the extent required under the performance-based compensation exception of Section 162(m) of the Internal Revenue Code).

Termination of Employment

Under the terms of the plan, if an executive is terminated for cause, the executive will automatically forfeit any annual incentive cash compensation with respect to the fiscal year during which such termination occurs. If an executive voluntarily terminates employment prior to the end of any fiscal year (other than as a result of the retirement of the executive or, in the case of the Chief Executive Officer, President or Chief Financial Officer, as a result of a termination of employment by any of them for good reason (as defined in their respective employment agreements)), the executive will automatically forfeit any award for such fiscal year unless the Chief Executive Officer, in his sole and absolute discretion, grants a prorated annual incentive cash compensation award in an amount not to exceed the amount the executive would have received if the executive had remained employed for the entire fiscal year, based on the actual financial results of GEO as determined following the end of such fiscal year.

In the event (i) an executive is terminated by GEO without cause, (ii) an executive’s employment is terminated due to death or disability, (iii) in the case of the Chief Executive Officer, President or Chief Financial Officer, any of them terminates their employment for good reason (as defined in their respective employment agreements), or (iv) in the case of the retirement of an executive which occurs effective as of a date following the 90th day of the applicable fiscal year of GEO, then the executive is entitled to receive a prorated portion of the annual incentive cash compensation award the executive would have received under the plan if the executive had remained employed by GEO for the entire fiscal year, based on the actual financial results of GEO as determined following the end of such fiscal year.

Federal Income Tax Consequences

The Award Plan is designed, among other things, to ensure that compensation which may be payable under the Award Plan to participants who are “covered employees” as defined in Section 162(m) of the Code and the applicable Treasury regulations thereunder will qualify as tax-deductible pursuant to the performance-based compensation exception of Section 162(m) of the Code. For purposes of Section 162(m), the material terms of the performance goals that must be approved include: (i) the employees eligible to receive compensation under the Award Plan, (ii) a description of the business criteria on which the performance goal is based and (iii) either the maximum amount of compensation that can be paid to a covered employee under the performance goal or the formula used to calculate the amount of compensation that could be paid if the performance goal is satisfied.

Under present federal income tax law, participants will recognize ordinary income equal to the amount of the Performance Award received in the year of receipt. That income will be subject to applicable income and employment tax withholding by us. If and to the extent that the Award Plan payments satisfy the requirements of Section 162(m) of the Code and otherwise satisfy the requirements for deductibility under federal income tax law, we will receive a deduction for the amount constituting ordinary income to the participant.

Awards to be Granted to Certain Individuals and Groups

Awards under the Award Plan are determined based on actual performance. As a result, the amounts of future actual awards cannot be determined at this time.

Vote Required

The approval of the Award Plan requires the affirmative vote of a majority of the votes cast by holders of the shares of common stock present or represented at the annual meeting. If shareholders do not approve the Award Plan at the Annual Meeting, the Award Plan will automatically expire.

Recommendation of the Board of Directors

The board of directors recommends a vote “FOR” the approval of the Award Plan.

SHAREHOLDER PROPOSAL DEADLINE

As more specifically provided in our Amended and Restated Bylaws, no business may be brought before an annual meeting by a shareholder unless the shareholder has provided proper notice to us not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. Accordingly, since our annual meeting for 2010 is scheduled for May 5, 2010, any shareholder proposal to be considered at the 2011 annual meeting must be properly submitted to us not earlier than February 4, 2011 nor later than March 4, 2011. These requirements are separate from the Securities and Exchange Commission’s requirements that a stockholder must meet in order to have a proposal included in our proxy statement. For the 2011 annual meeting, under the Securities and Exchange Commission’s requirements, any stockholder proposals and recommendations for director nominees must be received by GEO no later than November 24, 2010 in order to be included in our 2011 proxy statement.

HOUSEHOLDING; AVAILABILITY OF ANNUAL REPORT AND PROXY MATERIALS

The SEC permits companies and intermediaries, such as a brokerage firm or a bank, to satisfy the delivery requirements for annual reports, notices of internet availability of proxy materials and proxy materials with respect to two or more shareholders sharing the same address by delivering only one annual report, notice of internet availability of proxy materials or set of proxy materials to that address. This process, which is commonly referred to as “householding,” can effectively reduce our printing and postage costs.

Certain of our shareholders whose shares are held in street name and who have consented to householding may receive only one annual report, notice of internet availability or set of proxy materials per household. If you would like to receive a separate annual report, notice of internet availability of proxy materials or set of proxy materials in the future, or if your household is currently receiving multiple copies of the same items and you would like to receive only a single copy at your address in the future, please contact Corporate Relations by mail at 621 NW 53rd Street, Suite 700, Boca Raton, Florida 33487 or by telephone at 1-866-301-4436 and indicate your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers.

If you would like to receive an additional copy of our 2009 annual report or this proxy statement, please send a blank email with the 12-digit control number (located on the Notice) in the subject line to sendmaterial@proxyvote.com or by telephone at 1-800-579-1639. Please note, however, that if you wish to receive a paper proxy card or other proxy materials for the purpose of the annual meeting, you should follow the instructions included in Important Notice Regarding the Availability of Proxy Materials.

OTHER MATTERS

The board of directors knows of no other matters to come before the shareholders’ meeting. However, if any other matters properly come before the meeting or any of its adjournments, the person or persons voting the proxies will vote them in accordance with their best judgment on such matters.

By order of the Board of Directors,

John J. Bulfin
Senior Vice President, General Counsel
and Corporate Secretary

March 24, 2010

A copy of GEO’s Annual Report on Form 10-K for the fiscal year ended January 3, 2010, including the financial statements and the schedules thereto, but excluding exhibits thereto, which has been filed with the SEC will be made available without charge to interested shareholders upon written request to Director, Corporate Relations, The GEO Group, Inc., 621 NW 53rd Street, Suite 700, Boca Raton, Florida 33487.

ANNEX A

THE GEO GROUP, INC.
SENIOR MANAGEMENT PERFORMANCE AWARD PLAN

1.	PURPOSE

The purpose of this Plan is to attract, retain, and motivate designated key employees of the Company by providing performance-based cash awards. The Company believes such awards create a strong incentive for the key employees participating in the Plan to expend maximum effort for the growth and success of the Company. This Plan is effective for fiscal years of the Company commencing on or after January 1, 2010 subject to shareholder approval in accordance with applicable law.

2.	DEFINITIONS

Unless the context otherwise requires, for purposes of this Plan, the terms below shall have the following meanings:

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Code” shall mean the Internal Revenue Code of 1986, as amended and any successor thereto.

(c) “Code Section 162(m) Exception” shall mean the exception for performance-based compensation under Section 162(m) of the Code or any successor section and the Treasury regulations promulgated thereunder.

(d) “Code Section 409A” shall mean Section 409A of the Code, and its implementing regulations and guidance.

(e) “Company” shall mean The GEO Group, Inc. and any successor by merger, consolidation or otherwise.

(f) “Committee” shall mean the Compensation Committee of the Board or such other Committee of the Board that is appointed by the Board to administer this Plan; it is intended that all of the members of any such Committee shall satisfy the requirements to be outside directors, as defined under Code Section 162(m).

(g) “Discretionary Adjustment” shall have the meaning set forth in Section 5.3.

(h) “Net-Income-After-Tax” means net income of the Company, after all federal, state and local taxes. For purposes of determining Net-Income-After-Tax, extraordinary items and changes in accounting principles, as defined by United States generally accepted accounting principles, shall be disregarded. Extraordinary items shall include, but are not limited to, items of unusual and infrequent nature (i.e., loss incurred in the early extinguishment of debt). Changes in accounting principles shall include, but are not limited to, those that occur as a result of new pronouncements or requirements issued by accounting authorities including, but not limited to, the Securities Exchange Commission and the Financial Accounting Standards Board. To the extent compliant with the Code Section 162(m) Exception, non-recurring and unusual items not included or planned for in the Company’s annual budget may be excluded from Net-Income-After-Tax in the sole and absolute discretion of the Committee.

(i) “Participant” shall mean an executive employee of the Company eligible to receive a Performance Award in accordance with this Plan. The executive employees of the Company eligible to participate in the Plan are listed in Section 4 hereof.

(j) “Performance Award” shall mean the amount paid or payable under Section 5.2 hereof.

(k) “Performance Goals” shall mean the objective performance goals, formulas and standards described in Section 5.1 hereof.

(l) “Plan” shall mean this Senior Management Performance Award Plan of the Company.

(m) “Plan Year” shall mean a fiscal year of the Company.

(n) “Pro Rata” shall mean a portion of a Performance Award based on the number of days worked during a Plan Year as compared to the total number of days in the Plan Year.

(o) “Revenue” shall mean gross revenues of the Company.

(p) “Salary” shall mean the Participant’s base salary in effect on the earlier of (i) the last day of the Plan Year or (ii) December 31st of such Plan Year, not taking into account any deferrals of base salary that such Participant may make to a 401(k) plan, a Section 125 plan or any other deferred compensation plan; provided, however, that the term “Salary” shall not, in any event, with respect to any Participant, exceed $2,000,000.

(q) “Target Performance Award” shall mean the targeted Performance Award, expressed as a percentage of Salary as set forth in Section 4 hereof.

3.	GOVERNANCE

The Plan shall be governed by the Committee. The Committee shall have the exclusive authority and responsibility to: (a) interpret the Plan; (b) determine amounts to be paid out under the Plan and the conditions for payment thereof; (c) certify attainment of Performance Goals and other material terms; (d) adjust Performance Awards as provided herein; (e) authorize the payment of all benefits and expenses of the Plan as they become payable under the Plan; (f) adopt, amend and rescind rules and regulations relating to the Plan; and (g) make all other determinations and take all other actions necessary or desirable for the Plan’s administration, including, without limitation, correcting any defect, supplying any omission or reconciling any inconsistency in this Plan in the manner and to the extent it shall deem necessary to carry this Plan into effect. Notwithstanding anything to the contrary, the Plan shall be administered on a day-to-day basis by the Chief Executive Officer and the Vice President of Human Resources of the Company.

Decisions of the Committee shall be made by a majority of its members. All decisions of the Committee on any question concerning the interpretation and administration of the Plan shall be final, conclusive, and binding upon all parties. The Committee may rely on information and consider recommendations provided by the Board or the executive officers of the Company.

4.	ELIGIBLE PARTICIPANTS; TARGET PERFORMANCE AWARD

The eligible Participants and the Target Performance Awards for such Participants are as follows:

Target Performance
Positions	Awards (% of Salary)

Chief Executive Officer	150%
President	120%
Chief Financial Officer	50%
Sr. Vice Presidents	45%

5.	PERFORMANCE GOALS AND PERFORMANCE AWARDS

5.1 Performance Goals.  The Performance Goals shall be the budgeted Revenue and Net-Income-After-Tax for the subject Plan Year, which shall be weighted as follows (collectively, the “Target Weighting of Revenue and Net-Income-After-Tax”):

Revenue	35%
Net-Income-After-Tax	65%

5.2 Performance Awards.  Subject to compliance with Section 5.4 herein, each Participant shall be eligible to receive a Performance Award based on the Company’s financial performance for Revenue and Net-Income-After-Tax during the Plan Year.

Participants’ Annual Performance Awards will be calculated by applying the following percentage adjustment methodology separately to the respective Target Weighting of Revenue and Net-Income-After-Tax results in accordance with the following chart:

Percentage of Budgeted	Percentage by which the
Fiscal Year Targets Achieved	Target Weighting of
for Revenue and for	Revenue and Net-Income-After-
Net-Income-After-Tax	Tax is Reduced/Increased

Less than 80%	No Performance Award
80% — 100%	2.5 times the percentage (negative) difference between the actual achieved percentages of budgeted Revenue and Net-Income-After-Tax targets and 100% of the Revenue and Net-Income-After-Tax targets
100%	No Adjustment to Target Weighting
101% — 120%	(Amounts over 120% shall not be considered for purposes of this calculation) 2.5 times the percentage (positive) difference between the actual achieved percentages of budgeted Revenue (up to 120%) and Net-Income-After-Tax targets and 100% of the Revenue and Net-Income-After-Tax targets

Example A — Budget Performance (100% Target Payout)

			Percentage
			Difference		Percentage
			between		Adjustment
Performance			Actual and		to Target	Target	Actual
Goals	Budget	Actual	Budget	Factor	Weighting	Weighting	Weighting

Revenue	$100.00	$100.00	0%	n/a	0%	35%	35%
Net Income	$10.00	$10.00	0%	n/a	0%	65%	65%
Total percentage applied to individual target performance awards							100%

Example B — 105% Target Payout

			Percentage
			Difference		Percentage
			between		Adjustment
Performance			Actual and		to Target	Target	Actual
Goals	Budget	Actual	Budget	Factor	Weighting	Weighting	Weighting

Revenue	$100.00	$102.00	+2%	2.5	+5%	35%	36.75%
Net Income	$10.00	$10.20	+2%	2.5	+5%	65%	68.25%
Total percentage applied to individual target performance awards							105%

Example C — 95% Target Payout

			Percentage
			Difference		Percentage
			between		Adjustment
Performance			Actual and		to Target	Target	Actual
Goals	Budget	Actual	Budget	Factor	Weighting	Weighting	Weighting

Revenue	$100.00	$98.00	−2%	2.5	−5%	35%	33.25%
Net Income	$10.00	$9.80	−2%	2.5	−5%	65%	61.75%
Total percentage applied to individual target performance awards							95%

Example D — 98.5% Target Payout

			Percentage
			Difference		Percentage
			between		Adjustment
Performance			Actual and		to Target	Target	Actual
Goals	Budget	Actual	Budget	Factor	Weighting	Weighting	Weighting

Revenue	$100.00	$102.00	+2%	2.5	+5%	35%	36.75%
Net Income	$10.00	$9.80	−2%	2.5	−5%	65%	61.75%
Total percentage applied to individual target performance awards							98.5%

Following final calculations of the Company’s financial performance during the relevant Plan Year, data shall be presented to the Chief Executive Officer which shall set forth the Participants’ Performance Awards calculated in accordance with the Plan. The Chief Executive Officer shall review the data for all Participants, apply any Discretionary Adjustments applicable pursuant to Section 5.3, and then prepare final recommendations for the Committee.

5.3 Discretionary Adjustment.  For Participants other than the Chief Executive Officer and the President, the Chief Executive Officer may recommend a discretionary increase (the “Discretionary Adjustment”) to a Participant’s Performance Award of up to 50% of the Participant’s Target Performance Award calculated in accordance with the provisions of Sections 5.1 and 5.2, subject to review and approval by the Committee. The Chief Executive Officer and the President shall not be eligible to receive a discretionary Performance Award adjustment pursuant to this Section 5.3.

5.4 Form and Timing Of Payment; Committee Certification.  The Performance Awards will be paid in cash to the Participants who are to receive such payments as soon as practicable after the award amounts are approved and certified in writing by the Committee; provided, however, that the Performance Awards shall be paid no later than March 15th following the end of the Plan Year to which such Performance Awards relate.

6.	CHANGE IN STATUS

In the event that a Participant remains employed with the Company but is no longer eligible to receive a Performance Award during the Plan Year, whether due to a promotion, demotion or lateral move, the Participant shall be entitled to a Pro Rata portion of the Performance Award for which he/she was eligible under this Plan, subject to the terms of Section 5.4, based upon the length of time the Participant served in the eligible position, in which case such Performance Award (a) shall be determined after the end of the Plan Year during which the change in eligibility status occurs based solely on the actual results of the Company for such full Plan Year, and (b) shall not exceed a Pro Rata portion of the actual Performance Award which the Participant would otherwise have been eligible to receive under this Plan with respect to the Plan Year in which the change in eligibility status occurs had the Participant remained eligible to receive a Performance Award for the full Plan Year.

7.  TERMINATION OF EMPLOYMENT

Notwithstanding anything herein to the contrary, subject to Sections 5.4 and 14 of this Plan, the provisions of this Section 7 shall apply in the event of the termination of employment of a Participant.

7.1 Termination by the Company for Cause.  In the event that a Participant’s employment is terminated by the Company for Cause (as such term is defined under such Participant’s employment agreement with the Company), any Performance Award for the Plan Year in which the termination occurs will be automatically forfeited by the Participant.

7.2 Resignation or Voluntary Termination by the Participant Other Than for Good Reason.  In the event that a Participant resigns or otherwise voluntarily terminates employment with the Company for any reason (other than by reason of retirement from the Company in accordance with Company policy and/or any agreement between the Company and the Participant, which is addressed in paragraph 7.4 below, or as a result of the Chief Executive Officer, President or Chief Financial Officer terminating his/her employment for Good Reason (as such term is defined in their employment agreements with the Company)), any Performance Award for the Plan Year in which the termination occurs will be automatically forfeited by the Participant unless the Chief Executive Officer, in his sole and absolute discretion, decides to grant a Performance Award for such Plan Year to such Participant, in which case such Performance Award (a) shall be determined after the end of the Plan Year during which the termination occurs based solely on the actual results of the Company for such full Plan Year, and (b) shall not exceed a Pro Rata portion of the actual Performance Award which the Participant would otherwise have been eligible to receive under this Plan with respect to the Plan Year in which the termination occurs had the Participant remained employed with the Company for the full Plan Year.

7.3 Termination by the Company without Cause, by the Participant for Good reason, or as a Result of the Death or Disability of the Participant.  In the event that a Participant’s employment is terminated (a) by the Company without Cause (as such term is defined under such Participant’s employment agreement with the Company), (b) by the Participant, but only in the case of the Chief Executive Officer, President or Chief Financial Officer, for Good Reason (as such term is defined in their employment agreements with the Company)), or (c) as a result of the death or disability (as such term is defined under such Participant’s employment agreement with the Company) of the Participant, then such Participant (or such Participant’s estate, as applicable), shall be entitled to receive a Pro Rata portion of the actual Performance Award which the Participant would otherwise have been eligible to receive under this Plan with respect to the Plan Year in which the termination occurs had the Participant remained employed with the Company for the full Plan Year; provided, however, that such Performance Award shall not be determined until after the end of the Plan Year during which the termination occurs and shall be based solely on the actual results of the Company for such full Plan Year.

7.4 Termination as a Result of the Retirement of the Participant.  In the event that a Participant’s employment is terminated as a result of the retirement of the Participant in accordance with Company policy on a date following the 90th day of then current Company fiscal year, the Participant shall be entitled to receive a Pro Rata portion of the actual Performance Award which the Participant would otherwise have been eligible to receive under this Plan with respect to the Plan Year in which the termination occurs had the Participant remained employed with the Company for the full Plan Year; provided, however, that such Performance Award shall not be determined until after the end of the Plan Year during which the termination occurs and shall be based solely on the actual the results of the Company for such full Plan Year. No Performance Award or Pro Rata portion thereof shall be due or payable to a Participant whose employment is terminated as a result of a retirement that is effective prior to the 90th day of the then current Company fiscal year.

8.	NON-ASSIGNABILITY

No Performance Award under this Plan or payment thereof, nor any right or benefit under this Plan, shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, garnishment, execution or levy of any kind or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber and to the extent permitted by applicable law, charge, garnish, execute upon or levy upon the same shall be void and shall not be recognized or given effect by the Company.

9.	NO RIGHT TO EMPLOYMENT

Nothing in the Plan or in any notice of award pursuant to the Plan shall confer upon any person the right to continue in the employment of the Company or one of its subsidiaries or affiliates nor affect the right of the Company or any of its subsidiaries or affiliates to terminate the employment of any Participant.

10.	AMENDMENT OR TERMINATION

The Board reserves the right, in its sole discretion, to amend, modify, suspend, discontinue, or terminate the Plan or to adopt a new plan in place of this Plan at any time; provided, however, that:

i.	no such amendment shall, without the prior approval of the stockholders of the Company in accordance with applicable law to the extent required under Code Section 162(m),

•	alter the Performance Goals as set forth in Section 5.1;

•	increase the maximum amounts set forth in Section 5.2 and Section 5.3;

•	change the class of eligible employees or the Target Performance Awards (% of Salary) set forth in Section 4; or

•	implement any change to a provision of the Plan requiring stockholder approval in order for the Plan to continue to comply with the requirements of the Code Section 162(m) Exception;

ii.	no amendment, suspension, or termination shall, without the consent of the Participant, alter or impair a Participant’s right to receive payment of a Performance Award for a Plan Year otherwise payable hereunder; and

iii.	in the event of any conflict between the terms of this Plan and the terms of any employment, compensation or similar agreement between the Company and a Participant, the terms of the employment, compensation or similar agreement between the Company and the Participant shall prevail.

11.	SEVERABILITY

In the event that any one or more of the provisions contained in the Plan shall, for any reason, be held to be invalid, illegal or unenforceable, in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan and the Plan shall be construed as if such invalid, illegal or unenforceable provisions had never been contained therein.

12.	WITHHOLDING

The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state, or local income or other taxes incurred by reason of payments pursuant to the Plan.

13.	GOVERNING LAW

This Plan and any amendments thereto shall be construed, administered, and governed in all respects in accordance with the laws of the State of Florida (regardless of the law that might otherwise govern under applicable principles of conflict of laws).

14.	REGULATORY PROVISIONS

This Plan is not intended to provide for deferral of compensation for purposes of Code Section 409A, by means of complying with Section 1.409A-1(b)(4) of the final Treasury regulations issued under Code Section 409A. The provisions of this Plan shall be interpreted in a manner that satisfies the requirements of Section 1.409A-1(b)(4) of the final Treasury regulations issued under Code Section 409A and the Plan shall be operated accordingly. If any provision of this Plan or any term or condition of any Performance Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict.

In the event that following the application of the immediately preceding paragraph, any Performance Award is subject to Code Section 409A, the provisions of Code Section 409A are hereby incorporated herein by reference to the extent necessary for any Performance Award that is subject to Code Section 409A to comply therewith. In such event, the provisions of this Plan shall be interpreted in a manner that satisfies the requirements of Code Section 409A and the Plan shall be operated accordingly. If any provision of this Plan or any term or condition of any Performance Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict.

Notwithstanding any other provision of this Plan, if a Participant is not employed by the Company on the last day of the Plan Year to which a Performance Award relates, the maximum Performance Award payable to such Participant shall not exceed the “Pro-Rata Performance Award.” For this purpose, the term “Pro-Rata Performance Award” shall mean the Performance Award, if any, that would have been payable by the Company to such Participant for the Plan Year if and to the extent that the performance goals for such Plan Year have been met, if the Participant had been employed by the Company throughout the entire Plan Year, multiplied by a fraction, the numerator of which shall be the number of days from the first day of the Plan Year through and including the date of termination of employment and the denominator of which shall be the total number of days in the Plan Year.

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THE GEO GROUP, INC. Electronic Delivery of Future PROXY MATERIALS
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For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the
The Board of Directors recommends that you vote FOR the following: nominee(s) on the line below.
0 0 0
1. Election of Directors
Nominees
01 Clarence E. Anthony 02 Wayne H. Calabrese 03 Norman A. Carlson 04 Anne N. Foreman 05 Richard H. Glanton
06 Christopher C. Wheeler 07 George C. Zoley
The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain
2 To ratify the appointment of Grant Thornton LLP as our independent certified public accountants of The Geo Group, Inc. 0 0 0
3 To approve the Senior Management Performance Award Plan. 0 0 0
4 In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. 0 0 0
. 010 For address change/comments, mark here. 0 05 (see reverse for instructions) Yes No
09 . R2 . Please indicate if you plan to attend this meeting 0 0
1 _
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or 0000053716 partnership, please sign in full corporate or partnership name, by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com .
THE GEO GROUP, INC. Annual Meeting of Shareholders May 5, 2010 9:00 AM
This proxy is solicited by the Board of Directors
The undersigned hereby appoints George C. Zoley as Proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side, all the shares of Common Stock of The GEO Group, Inc. held of record by the undersigned on March 3, 2010, at the Annual Meeting of Shareholders to be held at the Boca Raton Resort & Club, 501 East Camino Real, Boca Raton, Florida, at 9:00 A.M. (EDT), May 5, 2010, or at any adjournment thereof. This Voting Instruction Form also instructs MassMutual Financial Group as Trustee of The GEO Group, Inc. 401(k) Plan, to vote in person or by Proxy at the Annual Meeting of Shareholders, all the shares of Common Stock of The GEO Group, Inc. for which the undersigned shall be entitled to instruct in the manner appointed on the other side hereof. MassMutual Financial Group will vote the shares represented by this Voting Instruction Form that is properly completed, signed, and received by MassMutual Financial Group before 5:00 p.m. EDT on May 3, 2010. Please note that if this Voting Instruction Form is not properly completed and signed, or if it is not received by The Trustee as indicated above, shares allocated to a participant’s account will not be voted. MassMutual Financial Group will hold your voting instructions in complete confidence except as may be necessary to meet legal requirements. MassMutual Financial Group makes no recommendation regarding any voting instruction.
This Proxy is solicited by the Board of Directors and will be voted in accordance with the instructions specified on the reverse side. If no instructions are specified, this Proxy will be voted FOR Proposals 1, 2 and 3 On any other business which may properly come before the meeting, the shares will be voted in accordance with the judgment of the person named as proxy.
R2.09.05.010 Address change/comments: 2 _
0000053716 (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side

*** Exercise Your Right to Vote ***
IMPORTANT NOTICE Regarding the Availability of Proxy Materials
Meeting Information
Meeting Type: Annual Meeting
THE GEO GROUP, INC. For holders as of: March 03, 2010
Date: May 05, 2010 Time: 9:00 AM EST Location: Boca Raton Resort & Club 501 East Camino Real Boca Raton, Florida
You are receiving this communication because you hold shares in the above named company.
THE GEO GROUP, INC.
621 NW 53RD STREET This is not a ballot. You cannot use this notice to vote SUITE 700 these shares. This communication presents only an BOCA RATON, FL 33487 overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).
We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

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How to Access the Proxy Materials
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Voting items
The Board of Directors
recommends that you vote FOR the following:
1. Election of Directors
Nominees
01 Clarence E. Anthony 02 Wayne H. Calabrese 03 Norman A. Carlson 04 Anne N. Foreman 05 Richard H. Glanton
06 Christopher C. Wheeler 07 George C. Zoley
The Board of Directors recommends you vote FOR the following proposal(s):
2 To ratify the appointment of Grant Thornton LLP as our independent certified public accountants of The Geo Group, Inc.
3 To approve the Senior Management Performance Award Plan.
4 In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.